UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF

1934 (AMENDMENT NO.     )

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Filed by a party other than the registrant [    ]

Check the appropriate box:

[    ] Preliminary proxy statement                 [    ] Confidential, for use of the Commission

only (as permitted by Rule 14a-6 (e) (2)).

[X] Definitive proxy statement

[    ] Definitive additional materials

[    ] Soliciting material pursuant to Rule 14a-12

SPARTON CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[    ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Sparton Corporation will be held at 475 North Martingale Road, Suite 260, Schaumburg, Illinois 60173-2213, in the 2nd Floor Building Conference Room on November 13, 2013, at 10:00 a.m., local time, for the following purposes:

(1)	To elect seven directors each for a term of one year as set forth in the Proxy Statement.

(2)	To ratify the appointment of independent registered public accountants by an advisory vote.

(3)	To approve the Named Executive Officer compensation by an advisory vote.

(4)	To transact such other business as may properly come before the meeting or at any adjournments thereof.

Only holders of common stock of record at the close of business on October 7, 2013 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
/s/ Cary B. Wood	Scan this QR code to view digital versions of our Proxy Statement and 2013 Annual Report
CARY B. WOOD
President and Chief Executive Officer

Schaumburg, Illinois

October 14, 2013

IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR USE OUR TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. THIS WILL ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING. IF YOU ATTEND THE MEETING IN PERSON, THE PROXY WILL NOT BE USED IF YOU SO REQUEST BY REVOKING IT AS DESCRIBED IN THE PROXY STATEMENT.

You may obtain directions to the Annual Meeting by sending a written request to Sparton Corporation, Attention: Corporate Secretary, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to Be Held on November 13, 2013. This Notice of Annual Meeting of Shareholders, Proxy Statement and our 2013 Annual Report are available at www.sparton.com.

Sparton Corporation

2013 Proxy Statement Summary

The following is summary of certain information provided in the body of this Proxy Statement. This Summary does not contain all of the information contained in this Proxy Statement, and shareholders should review the entire Proxy Statement before voting on any matter proposed hereunder.

2013 Annual Meeting of Shareholders

• Time and Date	10:00 a.m. Central Standard Time, November 13, 2013

• Place	2nd Floor Building Conference Room 475 North Martingale Road, Suite 260 Schaumburg, Illinois 60173-2213

• Voting	Shareholders as of the record date, October 7, 2012, are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters	Board Vote Recommendation	Page Reference (for more detail)

Election of Seven Directors	FOR each director nominee	11

Ratification of BDO USA, LLP as independent registered public accountant for fiscal year 2014	FOR	16

Advisory vote on Named Executive Officer Compensation	FOR	18

Transact other business that properly comes before the meeting

Director Nominees	Independence
James D. Fast	Other than Mr. Wood, who is the President and Chief Executive Officer of
Joseph J. Hartnett	Sparton Corporation, all director nominees are independent.
Charles R. Kummeth
David P. Molfenter	Attendance
Douglas R. Schrank	In fiscal year 2013, each of our director nominees attended at least 75% of all
James R. Swartwout (Chairman)	meetings of the Board and committees on which they serve (during the period
Cary B. Wood	served).

Independent Registered Public Accountant

Sparton Corporation is asking the shareholders to ratify the appointment of BDO USA, LLP for fiscal year 2014. The following table summarizes the fees that BDO USA, LLP billed Sparton Corporation for the fiscal years ended June 30, 2013 and 2012:

(In thousands)	Year Ended June 30,
	2013	2012
Audit Fees	$ 400	$ 402
Audit-Related Fees	304	77
Tax Fees	225	164
All Other Fees	—	—
Total	$ 929	$ 643

Executive Compensation

Sparton Corporation believes that its compensation policies and practices are effective in achieving its goals of attracting, motivating, retaining and rewarding its senior management team in order to achieve Sparton Corporation’s corporate objectives and increase value for its shareholders. Please see “Executive Officer and Director Compensation” below at page 21 for details regarding compensation for fiscal year 2013.

2014 Annual Shareholders Meeting

Deadline for shareholder proposals to be included in the 2014 Proxy Statement: May 23, 2014.

Deadline for shareholder proposals: July 16, 2014.

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SPARTON CORPORATION

425 N. Martingale Road

Suite 2050

Schaumburg, Illinois 60173-2213

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on November 13, 2013

SOLICITATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SPARTON CORPORATION, an Ohio corporation (the “Company”), of proxies for use at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 475 North Martingale Road, Suite 260, Schaumburg, Illinois 60173-2213, in the 2nd Floor Building Conference Room on Wednesday, November 13, 2013, at 10:00 a.m., Local Time, and at any and all adjournments thereof. The cost of solicitation will be paid by the Company. The Company has not retained a proxy solicitor to assist with the solicitation of proxies but retains the right to do so. Officers and employees of the Company and its subsidiaries may solicit proxies personally, by telephone, facsimile or other means, without additional compensation. This Proxy Statement and the form of proxy card are expected to be mailed to shareholders on or about October 14, 2013.

At the meeting, the Company’s shareholders will act upon three proposals. The first proposal is the election of seven directors, each to serve for a one-year term until the annual meeting held in the year 2014 and the election and qualification of their successors. The second proposal is the ratification of the appointment of independent registered public accountants by an advisory vote. The third proposal is the approval of the compensation of the Named Executive Officers (defined below) by an advisory vote. The proposals are described in more detail in this Proxy Statement.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with the Amended and Restated Code of Regulations (“Code of Regulations”) of the Company, the Board of Directors has fixed the close of business on October 7, 2013 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. As of the record date for the Annual Meeting, the Company had outstanding 10,097,211 shares of common stock, each entitled to vote at the Annual Meeting. Votes cast at the meeting and votes submitted by proxy are counted by the inspectors of the election, who are appointed by the Company.

Voting by Proxy

If a shareholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title should be given and a certificate or other evidence of appointment should be furnished.

You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone or you can vote in person at the Annual Meeting. Your proxy may be solicited up to the date and time of the meeting.

Voting by Mail

If you choose to vote by mail, you may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of the Company’s Board of Directors. If you choose to vote by mail, your duly signed proxy card must be received by 11:59 p.m., Central Standard Time, on November 12, 2013.

Voting by Internet or Phone

If you choose to vote over the Internet or by telephone, instructions for a shareholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number that appears on the proxy card. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m. Central Standard Time November 11, 2013.

Voting 401(k) Plan Shares

If you participate in the Company’s 401(k) retirement savings plan (the “401(k) Plan”) and hold shares in your plan account, you may give voting instructions as to the number of shares credited to your account as of the record date. You may provide voting instructions (or a change or revocation in voting instructions) to the plan trustee, SunTrust Banks, Inc. (“SunTrust”), through any of the voting methods described above, except that you may not vote your plan shares in person at the Annual Meeting. Only the trustee of the 401(k) Plan, SunTrust, may vote your plan shares. Your voting instructions (or change or revocation in voting instructions) must be received before 11:59 p.m. Central Standard Time on November  12, 2013.

Shares Held in Street Name

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of The New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” items that are deemed by the NYSE to be routine (e.g., the ratification of the appointment of independent registered public accountants), but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. If you do not provide voting instructions to your broker with respect to non-discretionary items such as election of directors and the advisory votes on the compensation of Named Executive Officers, your shares will not be voted for any such proposal. In such case, the shares will be treated as “broker non-votes.”

Revocation and How Shares are Voted if No Instructions are Provided

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation with the Chairman or Secretary of the Company, at or before the Annual Meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Chairman or Secretary of the Company either signed and returned by mail or transmitted using the telephone or Internet procedures at or before the Annual Meeting subject to deadlines set forth above or (iii) attending the Annual Meeting and voting in person with adequate notification (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Unless revoked, the shares represented by the enclosed proxy will be voted at the meeting in accordance with any specification made thereon, if the proxy is returned properly executed and delivered in time for voting in accordance with the deadlines set forth above.

Unless otherwise specified, the proxy will be voted “FOR” the election of the seven director nominees, “FOR” the ratification of the appointment of independent registered public accountants, “FOR” approval of the compensation of the Named Executive Officers.

Quorum and Vote Required

At all meetings of shareholders, including the 2013 Annual Meeting, the holders of record of a majority of the outstanding voting shares of the Company, present in person or by proxy, constitutes a quorum for the transaction of business.

In accordance with the Company’s Second Amended Articles of Incorporation, and with respect to Proposal 1, a director nominee must receive, in an uncontested election of directors, a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election. Under our governing documents and Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within ninety (90) days, the Board of Directors will decide, after taking into account the recommendation of the Nominating and Corporate Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Nominating and Corporate Governance Committee and the Board of Directors may consider any relevant factors in deciding whether to accept a director’s resignation. The Board of Directors explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission’s (“SEC”).

With respect to Proposal 2, the ratification of the appointment of the independent registered public accountant requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at the Annual Meeting.

With respect to Proposal 3, the approval of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at Annual Meeting.

Broker non-votes and abstentions are not counted for purposes of any of the proposals. Proposals 2 and 3 are advisory in nature and not binding, although the Board will carefully consider the shareholder votes.

Other Matters

Management does not intend to present, and does not know of anyone who intends to present, any matters at the meeting to be acted upon by the shareholders not referred to in the Notice and this Proxy Statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Independence criteria and determination

The listing requirements under Section 303A.01 of the NYSE Listed Company Manual (the “Manual”) provide that a majority of the members of a listed company’s board of directors must be independent. The question of independence is determined with respect to every director pursuant to standards set forth in the Manual. The Manual also requires that certain committees be composed entirely of independent directors. The committees covered by this requirement are the Audit, Compensation, and Nominating and Corporate Governance Committees. Based upon the standards set forth in the Manual, as of the date of this Proxy Statement, six of the Board’s seven members, being more than a majority of the Board, are independent. All current members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent in that those directors do not have a material relationship with the Company directly or as a partner, shareholder or affiliate of an entity that has a relationship with the Company.

In making such determinations, the Board considered (i) whether a director had, within the last three years, any of the relationships under Section 303A.02(b) of the Manual with the Company that would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with the Company under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which relates to transactions and relationships between directors and their affiliates, on the one hand, and the Company and its affiliates (including management), on the other, and (iii) the factors suggested in the NYSE’s Commentary to Section 303A.02, such as commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, among other relationships, or other interactions with management that do not meet the absolute thresholds under Section 303A.02 or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A.02(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and the Company and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his or her business organization interfered with the relevant director’s business judgment.

Based on the foregoing, the Company has determined that the following directors are independent: James D. Fast, Joseph J. Hartnett, Charles R. Kummeth, David P. Molfenter, Douglas R. Schrank, and James R. Swartwout.

Meetings of Independent Directors

The independent directors schedule meetings in executive sessions without the presence of the Company’s management. The Chairman presides over the sessions during the year.

The independent directors met five times during the last fiscal year.

Shareholder Communication with Independent Directors

Shareholders wishing to communicate directly with the independent directors may send correspondence addressed as follows:

Independent Directors

c/o Corporate Secretary

Sparton Corporation

425 N. Martingale Road, Suite 2050

Schaumburg, Illinois 60173-2213

Board Leadership Structure and Board and Committee Information

Chairman

Mr. James R. Swartwout has been elected by the directors as the Chairman. The Chairman provides leadership to enhance the Board’s effectiveness, presides over meetings of the directors, and serves as a liaison between the Board and management. The Chairman is responsible for determining when to hold, and who shall preside over, executive sessions held by the independent directors. If a shareholder, employee, or third party prefers not to communicate directly with the entire Board of Directors or management, communications may be sent to the Chairman, in care of the Corporate Secretary, using the above address.

Board and Committee Structure

As of the date of this Proxy Statement, the Company’s Board of Directors consists of six independent directors, including the Chairman of the Board, Mr. Swartwout, and one non-independent director, Mr. Cary B. Wood, the President and Chief Executive Officer of the Company. The Board has established three committees, being the Audit, Compensation, and Nominating and Corporate Governance Committees, as further described below. Each of the committees is comprised solely of independent directors, and each committee has a different chair. The Company believes that its predominantly independent Board, mixed with the experience of its non-independent director, constitutes a leadership structure that is most appropriate for the Company and its shareholders.

The Board of Directors had five meetings during fiscal year 2013.

Board Committee Membership

Director	Independent	Audit	Compensation	Nominating and Corporate Governance
James D. Fast	Yes		x	x - Chairman
Joseph J. Hartnett	Yes	x
Charles R. Kummeth	Yes		x	x
David P. Molfenter	Yes		x - Chairman	x
Douglas R. Schrank	Yes	x - Chairman
James R. Swartwout	Yes	x
Cary B. Wood	No

x denotes committee membership

Audit Committee

The Audit Committee met six times during fiscal year 2013 and is comprised of Messrs. Douglas R. Schrank (Chairman), Joseph J. Hartnett and James R. Swartwout. The Audit Committee operates under a written charter and oversees auditing, financial reporting and internal control matters regarding accounting and financial controls. It also selects the firm that the Company retains as its independent registered public accountants and recommends the ratification of their selection by the shareholders. The Audit Committee consults with the independent registered public accountants and oversees their audit and other work. The Audit Committee also consults with the Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer and oversees those individuals who review the Company’s internal controls and compliance with policies. Each member of the Audit Committee is “independent,” as defined under the NYSE listing standards.

Each of Mr. Hartnett and Mr. Schrank, in addition to being “independent,” qualifies as an “audit committee financial expert” as defined in the SEC Regulation S-K, Item 407(d)(5)(ii). Mr. Hartnett’s relevant financial experience includes that he is a licensed Certified Public Accountant in the State of Illinois since 1982, and has advised multiple boards and audit committees with respect to accounting matters. Mr. Hartnett has a B.S. in Accounting from the University of Illinois—Chicago, served with Grant Thornton LLP from 1980 to 2000, and was an audit partner with Grant Thornton LLP from 1992 to 2000. Mr. Hartnett served as the Chief Financial

Officer of U.S. Robotics Corporation, an Internet communications products company. Mr. Schrank’s relevant financial experience includes that he was licensed as a Certified Public Accountant in the State of Minnesota in 1973 and prior to retirement served as the Chief Financial Officer of multiple companies, including a multinational publicly traded pharmaceutical company. Further, Mr. Schrank received a Master of Business Administration from the University of Michigan in 1972. For additional detail, see “Director Biographies” below at page 11 describing the members of the Board of Directors and their respective experience, qualifications, attributes and skills.

The independent registered public accountants have access to the Audit Committee without any other members of management being present. The Audit Committee met with management and the independent registered public accountants before the announcement of earnings each quarter. The Audit Committee also met with the independent registered public accountants without management present on six occasions during fiscal year 2013. The Audit Committee also reviewed the annual consolidated financial statements and annual report on Form 10-K and the Audit Committee report in this Proxy Statement before each was filed with the SEC.

Compensation Committee

The Compensation Committee held eight meetings during fiscal year 2013. The Compensation Committee is comprised of Messrs. David P. Molfenter (Chairman), James D. Fast and Charles R. Kummeth, and it monitors the remuneration, including restricted stock and stock options, for the Company’s management, including the Named Executive Officers.

The Compensation Committee may delegate its authority to subcommittees consisting of independent directors and may be assisted on compensation matters by members of the Company’s staff. The Compensation Committee (the “Committee”) may, as needed, employ compensation consultants to assist the Committee with the Committee’s determination of the amount and/or form of executive compensation. See page 27 below under the heading “Role of the Compensation Consultant” for discussion regarding the Compensation Committee’s use of consultants. The compensation philosophy, the compensation components, and their application as described in the Compensation Discussion and Analysis, which appears below, are generally employed by the Compensation Committee in connection with the compensation for all of the executive officers of the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised of Messrs. James D. Fast (Chairman), Charles R. Kummeth and David P. Molfenter, held four meetings during fiscal year 2013. The Nominating and Corporate Governance Committee reviews the makeup of the existing Board of Directors and the tenure of its members, consistent with appropriate principles of corporate governance and applicable regulations, and reviews and recommends director remuneration to the full Board of Directors. The Nominating and Corporate Governance Committee also receives candidate resumes, and considers and recommends candidates for election to the Board consistent with the needs of the Company, regulatory requirements, and the qualifications of the candidates. The Nominating and Corporate Governance Committee has implemented a formal process for consideration of candidates, which is described under “Director Qualifications” below.

Board Role in Risk Oversight

The Board is ultimately responsible for oversight of risk management. As part of the risk management process, the Company’s management team, through its Risk Management Committee, is responsible for identifying and monitoring potential risks facing the Company. The Risk Management Committee’s Chairman will rotate annually and various business departments report potential risks to the Chairman on a periodic basis. The Chairman of the Risk Management Committee reviews such potential risks with the Committee and counsel and reports its determinations to the Board. The Company believes that reviewing risk at the business unit level by the Risk Management Committee, as reported to the Board of Directors, provides the Board of Directors with a comprehensive and detailed overview of enterprise risk.

The Audit Committee is charged with reviewing the adequacy and effectiveness of the accounting and financial controls, including the Company’s systems to monitor, assess and manage financial, business, legal and compliance risk.

Further, the Board believes that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separated and therefore two different individuals serve as the Company’s Chief Executive Officer and Chairman. Mr. Cary B. Wood serves as the Company’s Chief Executive Officer and Mr. James R. Swartwout serves as the Chairman of the Company’s Board of Directors.

The Company’s risk structure allows the Company’s independent directors to exercise effective oversight of the actions of management, led by Mr. Cary B. Wood as Chief Executive Officer and President, in identifying risks and implementing effective risk management policies and controls.

Corporate Governance Guidelines and Charters

The Board of Directors has adopted Corporate Governance Guidelines applicable to the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board of Directors to reflect new laws, rules and regulations and developing governance practices. The Guidelines address several key areas of corporate governance, including the Company’s governance philosophy, director responsibilities, Board composition, Board meetings and committees, director independence, and director compensation. The Guidelines are available on the Company’s website, www.sparton.com.

In addition to the Guidelines, the Board adopted charters for the Compensation, Audit and Nominating and Corporate Governance Committees addressing corporate governance issues. These charters address issues such as independence of the committee members, committee organization and powers, member qualifications, duties and responsibilities, and corporate governance.

As of June 30, 2013, all members of the Audit, Compensation, and Nominating and Corporate Governance Committees were independent directors. Copies of the charters for each of these committees are located on the Company’s website, www.sparton.com. The Company continues to develop and refine its corporate governance policies and practices and their place within the committee structure of the Board of Directors.

The Board has determined that maintaining an Executive Committee as a standing committee is not necessary, in part due to the smaller size of the Board. The Board will continue to review whether or not it is appropriate to re- establish an Executive Committee in the future.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics sets forth the Company’s corporate values. The Code of Business Conduct and Ethics governs the actions and working relationships of the Company’s employees, officers and directors, and sets forth the standard of conduct of the Company’s business at the highest ethical level and in compliance with all applicable laws and regulations.

To the extent any waiver is granted with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, such waiver will also be posted on the Company’s website, as will any amendment that may be adopted from time to time.

Additionally, the Company has established the following statement of its “Corporate Values”:

“We demand performance excellence in all that we do.

“We demand integrity of ourselves, our products, and our services.

“We foster growth and success in an environment of teamwork, collaboration, empowerment, and accountability.

“We develop long term, trusting relationships to ensure mutually profitable growth.

“We will maintain a safe and environmentally sound workplace.

“We will be good corporate citizens in the communities in which we reside.”

Whistleblower Provisions

It is the Company’s policy to encourage its employees and other persons to disclose improper activities, and to address complaints alleging acts of reprisal or intimidation resulting from disclosure of improper activities. Individuals wishing to report improper activities may call the Company’s Whistleblower service at 1-800-488-1933 (from within the United States) or 1-800-4818 (from Vietnam). Activities may be reported anonymously if desired.

Director Attendance at Meetings

All directors attended at least 75% of the aggregate total number of meetings of the Board and committees on which they serve during fiscal year 2013. In addition, the directors are expected to attend the Annual Meeting. At the Company’s 2012 Annual Meeting of the Shareholders, all of the directors serving at that time were in attendance. Pursuant to our Corporate Governance Guidelines our directors are encouraged to attend director education programs on an annual basis.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, from time to time, the appropriate qualities, skills and characteristics desired for members of the Board of Directors in the context of the current make-up of the Board. This assessment includes consideration of the following summary of qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors, as well as the following considerations for the composition of the Board of Directors as a whole:

Essential Qualities

•	Relevant and substantial business experience, with an understanding of what is involved in leading a company

•	Sound business instincts and judgment, with the ability to make informed and strategic decisions

•	Professional and personal reputation and integrity consistent with the Company’s Code of Business Conduct and Ethics

•	Strong interpersonal skills evidencing the ability to work as part of a group and express views that are both challenging to and supportive of management

•	Commitment and availability to the Company to perform necessary and desired duties, with the ability to accept accountability for their role in decisions of the Board of Directors

•	Genuine interest in the Company, its business, and its people, with a willingness to remain committed over a period of several years

Board Composition Considerations

•	Strategic mix of directors allowing for diverse expertise and experience fitting the specific needs of the Company, now and anticipated in the future

•	Multiple directors possessing understanding and expertise in the area of accounting and finance

•	Multiple directors with specific experience and knowledge of the risks and challenges unique to the industries in which the Company operates

•	Visionaries with the ability to lead, manage change, and assist in the continued growth of the Company

•	Familiarity with and understanding of the media and various financial markets

•

The Board considers diversity, including cognitive and experiential diversity, of director nominees to be desirable to achieve balanced deliberation; however the Company does not have a formal written diversity policy

These and other factors are considered by the Board of Directors in selection of director nominees.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting director candidates. The Board of Directors delegates the identification, recruitment and recommendation of director nominees to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors and management will be requested to take part in the process as appropriate.

When it is determined by the Board of Directors that a new director or nominee is to be recruited, the Nominating and Corporate Governance Committee undertakes a candidate selection process. The committee maintains a selection criteria document, which has been approved by the Board of Directors and which the Committee reviews regularly to ensure that it is applicable. The criteria include both general criteria that all candidates must meet and specific criteria regarding skill or background that are desirable to the Board of Directors. The Nominating and Corporate Governance Committee, with the counsel of the full Board of Directors, determines which specific background should be represented in the candidate. The criteria are then given to a professional recruiter who specializes in board placements and a search is commenced. Potential candidates known to existing directors or suggested by shareholders who are believed to meet the criteria may be suggested to the recruiting agency for inclusion in the initial pool of candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of an evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointments to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. As required by Article I, Section 10 of the Company’s Code of Regulations, to recommend a nominee, a shareholder should write to the Company’s Corporate Secretary at 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213. Under the current Code of Regulations, to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2013 Annual Meeting of Shareholders, a shareholder recommendation for a director must be received by the Company’s Secretary no later than 120 days nor more than 240 days prior to the one year anniversary of the preceding Annual Meeting.

Any recommendation must include (i) all information relating to such nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Rule 14a-11 of the Exchange Act or in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K; (iii) a representation of the shareholder that he or she intends to appear at the annual meeting to bring such nomination or other business before the annual meeting; and (iv) such other information as may reasonably be required by the Board of Directors as described in the Company’s proxy statement for the preceding year’s annual meeting. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Further information regarding shareholder recommendation of director candidates is contained in the Nominating and Corporate Governance Committee Charter, which is available at the Company’s website at www.sparton.com.

Assuming the appropriate information is provided for candidates submitted by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following the same process, and applying the same criteria, as for candidates submitted by members of the Board of Directors. All director nominees recommended for election at the Annual Meeting are current members of the Board of Directors.

Shareholder Communications Policy

Shareholders should communicate with the Board of Directors by sending a letter to the Sparton Corporation Board of Directors, c/o the Corporate Secretary, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, harassing, illegal, not reasonably related to the Company or its business, or similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications (other than a proposal submitted pursuant to Rule 14a-8 under the Exchange Act, or any communication made in connection with such a proposal) or to take other appropriate actions with respect to any such inappropriate communications. In addition, the Corporate Secretary is authorized to forward communications that are clearly more appropriately addressed by other departments, such as customer service or accounting, to the appropriate department. The foregoing instructions by the directors to the Corporate Secretary are subject to change by the directors. Additionally, all communications are available to any director who wishes to review them.

Availability of Information at Company Website

The Company’s website address is www.sparton.com. Information provided at the website includes, among other items, the Company’s Corporate Governance Guidelines, current charters for the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors, Board committees and their membership, the Company’s Code of Business Conduct and Ethics, any Shareholder Letters, the Company’s Annual Report, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and news releases. The information is also available, without charge, by contacting the Shareholders’ Relations Department at 1-847-762-5800.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Messrs. James D. Fast, Joseph J. Hartnett, Charles R. Kummeth, David P. Molfenter, Douglas R. Schrank, James R. Swartwout and Cary B. Wood, current directors whose terms of office expire at the Annual Meeting, are nominees for election to a one year term expiring in 2014 and the election and qualification of their successors. The nominations were made by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Our Amended and Restated Code of Regulations provides that our Board of Directors will consist of not less than seven members, but our Board is authorized to fix and change the actual number of our directors from time to time.

It is believed that all seven nominees are, and will be at the time of the Annual Meeting, available for election; and, if elected, will serve. Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. However, in the event one or more of them is or should become unavailable, or should decline to serve, it is intended that the proxies will be voted for the balance of the nominees and for such substitute nominee or nominees as the Board of Directors may in its discretion select.

Vote Required for Approval

Each share of common stock is entitled to one vote for each of the seven director positions being filled at the Annual Meeting. In order to elect a nominee as a director of the Company, he or she must receive a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election. Shares not voted at the Annual Meeting, whether by abstention, broker non-vote, or otherwise, will have no effect on the election of directors. See “Outstanding Stock and Voting Rights – Quorum and Vote Required” at page 3 for additional information.

Board Recommendations

The Board of Directors recommends a vote “FOR” the election of each of the seven nominees, James D. Fast, Joseph J. Hartnett, Charles R. Kummeth, David P. Molfenter, Douglas R. Schrank, James R. Swartwout and Cary B. Wood.

Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote FOR the election of the seven nominees.

Director Biographies

The following table summarizes the specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board of Directors to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The Company’s Board of Directors consists primarily of individuals with broad leadership and business skills, as detailed below, who have relevant experience with companies ranging in size from smaller to much larger than the Company, including individuals who have served as chief executive officers and chief financial officers of such companies. The Nominating and Corporate Governance Committee and the Board of Directors consider the skill sets both individually and as a whole in considering who to recommend as nominees. The Board of Directors believes that all of the members of the Board have the highest professional and personal ethics and values.

Director since: 2001 Independent

James D. Fast, age 65

Retired since August 2008, formerly Chief Executive Officer, President and Director of Firstbank-West Michigan, Ionia, Michigan. Prior to joining Firstbank, Mr. Fast served as Group Vice President, Michigan National Bank-Michiana. Mr. Fast has forty years of experience in commercial banking and administration. Mr. Fast previously served as a Director of Volcor Finishing, a privately held company in Ionia, Michigan.

Mr. Fast has experience with respect to mergers and acquisitions, negotiation, compliance management and human resource oversight and supervision of financial statement preparation. His extensive skill set with respect to executive management and commercial finance provides the Board with beneficial insights with respect to business and finance matters.

Director since: 2008 Independent

Joseph J. Hartnett, age 58

Mr. Hartnett served as President and Chief Executive Officer of Ingenient Technologies, Inc., a multimedia software development company located in Rolling Meadows, Illinois, from April 2008 through November 2010. He joined Ingenient as Chief Operating Officer in September 2007 and left Ingenient following the sale of the company and completion of post-sale transition activities. Prior to Ingenient, Mr. Hartnett served as President and Chief Executive Officer of U.S. Robotics Corporation, a global Internet communications product company headquartered in Schaumburg, Illinois, from May 2001 through October 2006. He was Chief Financial Officer of U.S. Robotics from June 2000 to May 2001. Prior to U.S. Robotics, Mr. Hartnett was a partner with Grant Thornton LLP where he served for over 20 years in various leadership positions at the regional, national, and international level.

Mr. Hartnett is a licensed Certified Public Accountant in the State of Illinois (licensed 1982 to present), and holds a Bachelor of Science degree in Accounting from the University of Illinois at Chicago.

Mr. Hartnett serves as a director and member of the audit committee, compensation committee and nominating and corporate governance committee of Garmin Ltd. since June 7, 2013, and is a former director of Crossroads Systems, Inc., U.S. Robotics Corporation and Ingenient Technologies, Inc.

Mr. Hartnett brings significant industry experience in the areas of international business, operations management, executive leadership, strategic planning and finance, as well as extensive corporate governance, executive compensation and financial experience.

Director since: 2011 Independent

Charles R. Kummeth, age 53

Mr. Kummeth serves as the Chief Executive Officer of Techne Corporation, a Minnesota corporation, since April 2013. Techne Corporation and its subsidiaries are engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. Mr. Kummeth served as President of the Mass Spectrometry and Chromatography division of Thermo Fisher Scientific, a Delaware corporation that provides services and products within the science industry, from April 2008 through March 2013. He previously served as President of the Medical Product Division of 3M, a Delaware corporation, beginning in 2006. From 2004 to 2006, Mr. Kummeth served as the Managing Director of 3M for the UK and Ireland.

Mr. Kummeth has served on the board of BSN Medical Inc., a private global medical device company, since March 2013.

Mr. Kummeth received a Bachelor of Science in Electrical Engineering from University of North Dakota in 1983, a Master of Science in Computer Science from University of St. Thomas in 1989, and a Master of Business Administration from the Carlson School of Business at the University of Minnesota in 1993.

Mr. Kummeth has significant industry experience in the areas of serving science, innovative technologies, software and laboratory operations. His extensive skill set with respect to executive management of a global company with high repute in the scientific community provides the Board with industry expertise and added business insights.

Director since: 2000 Independent

David P. Molfenter, age 68

Mr. Molfenter retired in August 2000. He formerly was Vice President Command, Control, Communication and Information Systems Segment, Raytheon Systems Company, a high technology company specializing in defense electronics, Fort Wayne, Indiana. Mr. Molfenter has a Master of Business Administration from Indiana University and a M.S. Electrical Engineering from Purdue University. Prior to employment with Raytheon Systems Company, Mr. Molfenter served as Chief Executive Officer of Magnavox Electronics Systems, Co. from 1993 to 1995, and as President of Hughes Defense Communications from 1995 to 1997. Since March, 2010, Mr. Molfenter has served as a member of the board of directors of Bowmar, LLC, a privately held company in Fort Wayne, Indiana.

Mr. Molfenter’s extensive executive management and board experience, including service as the principal executive officer of multiple companies and his thirteen years with the Company’s Board, provides him with the necessary skills to serve on the Board of Directors.

Director since: 2007 Independent

Douglas R. Schrank, age 65

Mr. Schrank retired in June 2006. Prior to retirement, Mr. Schrank was the Executive Vice President and Chief Financial Officer of Perrigo Company, a multinational, publicly traded pharmaceutical company, from January 2000 until June 2006. Mr. Schrank served as the Chief Financial Officer of M.A. Hanna Company, an iron ore processing company, from September 1993 until April 1995, as the Senior Vice President of M.A. Hanna Company’s Plastics Americas division from April 1995 until January 1998, and as President of M.A. Hanna Company’s Hanna Color division from January 1998 until May 1999. Mr. Schrank received a Bachelor of Science in Zoology from the University of Michigan and a Master of Business Administration from the University of Michigan in 1972, and was licensed as a Certified Public Accountant in the State of Minnesota in 1973.

Mr. Schrank’s skills include knowledge with respect to the operations of public companies, financial matters, corporate governance and board service, all of which provide value to the Board.

Director since: 2008 Independent

James R. Swartwout, age 67

Mr. Swartwout has been an advisor to private equity groups since 2008. From October 2006 to September 2008, he was Chief Executive Officer and member of the Board of Directors of Habasit Holding USA, the acquirer of Summa Industries, a California-based, publicly traded manufacturer of diversified plastic products for industrial and commercial markets. From October 1988 to October 2006, Mr. Swartwout held the following positions with Summa Industries (formerly NasdaqGM: SUMX): Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. Mr. Swartwout has served on the boards of directors of numerous public and private companies. He received a Bachelor of Science in Industrial Engineering from Lafayette College and a Master of Business Administration from the University of Southern California.

Mr. Swartwout has extensive experience in a broad array of matters relevant to the affairs of the Company, including mergers, acquisitions and divestitures; management of complex, multi-business corporations; corporate governance and other matters concerning public companies.

Director since: 2008 Management

Cary B. Wood, age 46

Mr. Wood has been President of the Company since April 2009 and Chief Executive Officer of the Company since November 2008.

During the period August 2004 to November 2008, Mr. Wood served in a variety of roles for Citation Corporation (now known as Grede Holdings, LLC). He served as interim CEO for a period of time, after which he served as the company’s Chief Operating Officer for an extended period of time. Grede Holdings, LLC is located in Southfield, Michigan and is a private company manufacturing cast, machined and assembled components for the transportation and industrial markets. Mr. Wood began his career with General Motors Corporation followed by a period with United Technologies Corporation in a variety of roles, including general management, operations and engineering capacities. He has progressed through both private and public company settings and has a developed track record in performance turn-around and growth strategies. Mr. Wood received a Bachelor of Science in Technology from Purdue University in 1989 and a Master of Science in Industrial Operations in the School of Management from Lawrence Tech University in 1995.

Mr. Wood’s experience in the areas of executive management, corporate turn-around, and growth strategies, as well as his in depth knowledge of the Company and its operating segments, are highly valuable attributes to the Company and its Board.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship with Independent Registered Public Accountants

The Audit Committee appoints the independent registered public accounting firm to serve as the Company’s independent registered public accountant. BDO USA, LLP (“BDO USA”) is currently the independent registered public accountant for the Company. In addition to performing the audit of the Company’s consolidated financial statements, BDO USA provided various other services during fiscal year 2013. The Audit Committee has considered the provision of all non-audit services performed by BDO USA during fiscal year 2013 with respect to maintaining auditor independence. The Audit Committee reviewed and pre-approved all professional services requested of, and performed by, BDO USA. The aggregate fees billed for fiscal year 2013 and 2012 for each of the following categories of services are set forth below.

Pursuant to the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accountant, and such services are considered approved through the next annual review. The Audit Committee revises the list of pre-approved services from time to time based on subsequent determinations. The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Pre-Approval Policy for audit and non-audit services is available on the Company’s website at www.sparton.com.

Fees

The following table presents fees for services provided by BDO USA for the years ended June 30, 2013 and 2012:

(In thousands)	Year Ended June 30,
	2013	2012
Audit Fees	$400	$402
Audit-Related Fees	304	77
Tax Fees	225	164
All Other Fees	—	—
Total	$929	$643

Audit Fees

These fees relate to the audit and reviews of the consolidated financial statements, including opening balance sheet work for two acquisitions during fiscal 2013, and for other attest services.

Audit-Related Fees

These fees relate primarily to audits of employee benefit plans, accounting consultation for contemplated transactions and, in fiscal 2013, the audit of historical financial statements for one acquisition.

Tax Fees

These fees relate to tax compliance, tax advice and tax planning, and tax consultation for contemplated transactions.

All Other Fees

There were no other fees for the years ended June 30, 2013 and 2012.

Auditor Independence

The Audit Committee is required to consider the independence of BDO USA when engaging the firm to perform audit-related and other services. In 2013, it was determined by the Audit Committee that audit-related and other services provided and the fees paid for those services were consistent with maintaining the independence of BDO USA.

Vote Required for Approval

At a meeting on August 20, 2013, the Audit Committee of the Board of Directors took action to approve the appointment of the accounting firm of BDO USA as the independent registered public accountants for the Company for the fiscal year ending June 30, 2014. The Board of Directors is asking the shareholders to ratify the appointment of BDO USA.

Each share of common stock is entitled to one vote for this Proposal. In order to be adopted, this Proposal must be ratified by the holders of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions are not counted for purposes of this Proposal. Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Board values the opinion of its shareholders and, in the event that the shareholders do not ratify the appointment by approving this Proposal 2, the Board of Directors and the Audit Committee will consider the selection of other independent registered public accountants.

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP by an advisory vote.

Representatives of BDO USA, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company has designed its executive compensation program to attract, motivate, retain and reward its senior management in order to achieve the Company’s corporate objectives and increase value for our shareholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, which gives each shareholder the opportunity to have a voice and endorse or not endorse the Company’s executive compensation paid to our Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and related compensation tables and the narrative discussion, is hereby approved.”

As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal year 2013 is justified by the performance of the Company in a very competitive environment, is reasonable and is the result of a carefully considered approach.

In deciding how to vote on this Proposal, the Company urges you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis. Your vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation policies and practices described in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values your opinion and the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

Approval of the proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Broker non-votes and abstentions are not counted for purposes of this Proposal.

Board Recommendation

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as set forth in Proposal 3.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Director and Executive Officer Beneficial Ownership

The following table shows the shares of the Company’s common stock beneficially owned (except as noted) by the Named Executive Officers, the members of our Board, and all executive officers and directors of the Company as a group as of June 30, 2013. “Named Executive Officers,” consistent with Item 402(a) of Regulation S-K promulgated under the Exchange Act, include: (i) the Company’s Chief Executive Officer and individuals acting in a similar capacity during fiscal year 2013, regardless of compensation level; (ii) all individuals serving as the Company’s Chief Financial Officer or acting in a similar capacity during fiscal year 2013, regardless of compensation level; (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers at the end of fiscal year 2013; and (iv) up to two additional individuals who would have been included under (iii) above but for the fact that the applicable individual was not serving as an executive officer of the Company at the end of fiscal year 2013.

Name of Beneficial Owner	Number of Shares		Shares Underlying Options (2)	Total Number of Shares Beneficially Owned	Percent of Class (3)
	Unrestricted	Restricted (1)
James D. Fast	23,303	—	5,513	28,816	*
Joseph J. Hartnett	13,988	—	—	13,988	*
Charles R. Kummeth	6,406	—	—	6,406	*
David P. Molfenter	26,753	—	5,513	32,266	*
Douglas R. Schrank	21,988	—	—	21,988	*
James R. Swartwout	29,717	—	—	29,717	*
Cary B. Wood	171,915	128,068	—	299,983	2.97%
Mark Schlei	5,300	15,000	—	20,300	*
Gordon B. Madlock	11,661	27,285	—	38,946	*
Michael W. Osborne	29,757	19,870	—	49,627	*
Steven M. Korwin	25,604	22,426	—	48,030	*
Gregory A. Slome	34,527	—	—	34,527	*
All Directors and executive officers as a group	412,907	299,704	16,539	728,366	7.20%

*denotes a percentage of less than 1%

(1)	Mr. Wood’s restricted shares include those that are restricted subject to the 2001 SIP (defined below at page 33). Mr. Woods’s remaining restricted shares as well as all of remaining Named Executive Officers restricted shares are restricted subject to the 2010 LTIP (defined below at page 33). The restricted shares under the 2001 SIP and the 2010 LTIP vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(2)	Amounts reflect shares under options held by executive officers and directors exercisable as of June 30, 2013.

(3)	Calculation is based on total shares outstanding as of June 30, 2013, being 10,105,759 shares of common stock, plus shares deemed to be beneficially owned by virtue of options to purchase those shares, if any, held by the applicable person or group for which the calculation is made.

Principal Shareholders

As of June 30, 2013, unless otherwise described in the footnotes below, the persons named in the following table were known by management to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Certain of the beneficial owners listed below share voting and investment power over their respective shares of Company common stock, as detailed in the footnotes below. As a result, certain of the share amounts and percentages stated below are held by multiple beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (4)
Dimensional Fund Advisors, LP	853,612	(1)	8.46%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas 78746
Beddow Capital Management Inc.	756,475	(2)	7.49%
250 Healdsburg Avenue, Suite 202
Healdsburg, California 95448
Judith A. Sare	657,279	(3)	6.51%
3 North Park Circle
Palm Coast, Florida 32137

(1)	The shares presented are according to information included in the Form 13G/A filed February 11, 2013, by Dimensional Fund Advisors LP (“Dimensional”), a registered investment advisor. Dimensional is deemed to have beneficial ownership of 853,612 shares of common stock, with sole voting power over 848,341 shares and sole investment power over 853,612 shares. Dimensional disclaims beneficial ownership of all such shares.

(2)	The shares presented are according to information in the Form 13G filed on February 8, 2013 by Beddow Capital Management Inc. (“Beddow”), an investment adviser. Beddow is deemed to have beneficial ownership of 756,475 shares of common stock, with sole voting and shared investment power over such shares. Beddow states in its filing that the filing should not be construed as an admission that Beddow is the beneficial owner of such shares.

(3)	The shares presented are according to information in the Schedule 13G/A filed March 5, 2013 by Judith A. Sare, Mrs. Sare is deemed to have beneficial ownership of 657,279 shares of common stock, with sole voting and investment power over 297,980 shares and shared voting and investment power over 359,299 shares. Judith A. Sare is the sister of Bradley O. Smith, a former member of the Company’s Board of Directors from 1998 to 2009.

(4)	Calculation is based on total shares outstanding as of June 30, 2013, being 10,095,716 shares of common stock, plus shares deemed to be beneficially owned by virtue of options to purchase those shares, if any, held by the applicable person or group for which the calculation is made.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were met during the fiscal year ended June 30, 2013, other than as set forth below. Each of Charles Kummeth and James Fast filed one Form 4 late, which included a single transaction that was not reported on a timely basis. All required forms are now currently filed. SEC rules promulgated under the Exchange Act require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and greater than 10% shareholders.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, whose compensation is set forth in the fiscal 2013 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Cary B. Wood, President and Chief Executive Officer;
•	Mark Schlei, Senior Vice President, Chief Financial Officer (employment commenced November 8, 2012);
•	Gordon B. Madlock, Senior Vice President, Operations;
•	Michael W. Osborne, Senior Vice President, Corporate Development
•	Steven M. Korwin, Senior Vice President, Quality, Engineering and Information Systems; and
•	Gregory A. Slome, former Chief Financial Officer (employment terminated November 8, 2012)

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of our Board of Directors (“Committee”) arrives at specific compensation policies and decisions involving the Named Executive Officers.

Our Business

General

The Company is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, design and manufacturing engineering, production, distribution, and field service. The Company serves the Medical & Biotechnology, Military & Aerospace and Industrial & Commercial markets through three reportable business segments; Medical Device (“Medical”), Complex Systems (“CS”) and Defense & Security Systems (“DSS”).

All of the Company’s facilities are registered to ISO standards, including 9001 or 13485, with most having additional certifications. The Company’s products and services include products for Original Equipment Manufacturers (“OEM”) and Emerging Technology (“ET”) customers that are microprocessor-based systems that include transducers, printed circuit boards and assemblies, sensors, and electromechanical components, as well as development and design engineering services relating to these product sales. Sparton also develops and manufactures sonobuoys, anti-submarine warfare (“ASW”) devices used by the United States Navy and other free-world countries. Many of the physical and technical attributes in the production of sonobuoys are similar to those required in the production of the Company’s other electrical and electromechanical products and assemblies.

Medical Segment

Medical segment operations are comprised of contract design, manufacturing, and aftermarket repair and refurbishment of sophisticated medical and biotechnology devices and sub-assemblies. Customers include industry leaders, emerging technologies companies and start-ups. In manufacturing devices for its customers, this business unit follows specific design and manufacturing processes to assure product reliability and safety in accordance with Food and Drug Administration (“FDA”) guidelines and approvals. This group specializes in technologies, systems and processes required by medical OEM and emerging technology customers primarily in the diagnostic, therapeutic, surgical and laboratory device segments of the medical and biotechnology marketplaces. The medical segment also includes environmental monitoring and industrial systems and controls customers.

Complex Systems Segment

Complex Systems segment operations are comprised of manufacturing and aftermarket repair and refurbishment of sophisticated printed circuit card assemblies, sub-assemblies, full product assemblies, and cable/wire harnesses. Customers include military and aerospace, as well as industrial and commercial OEM’s. In manufacturing for its customers, this segment adheres to very strict military and aerospace specifications in addition to product and process certifications. Customers are primarily engaged in applications that include: flight controls, cockpit displays, fuel system controls, secure communications, early warning detection, security systems, satellite communications, and audio.

DSS Segment

Defense & Security segment operations are comprised of design, development and production of products for both domestic and foreign defense as well as commercial needs. Sparton designs and manufactures anti-submarine warfare (“ASW”) devices known as sonobuoys for the U.S. Navy and foreign governments that meet Department of State licensing requirements. This segment also performs an engineering development function for the United States military and prime defense contractors for advanced technologies ultimately leading to future defense products as well as replacements for existing products. The sonobuoy product line is built to stringent military specifications. These products are restricted by International Tariff and Arms Regulations (“ITAR”) and qualified by the U.S. Navy, which limits opportunities for competition. Additionally, this business unit internally develops and markets commercial products for underwater acoustics and microelectromechanical (“MEMS”)-based inertial measurement.

For a more detailed discussion of our business, please see Part I, Item 1, “Business”, of our Annual Report on Form 10-K for the year ended June 30, 2013.

2013 Business Highlights

•	Awarded 71 new business programs during fiscal 2013 with estimated annual revenue of $39.4 million.
•	Completed the acquisition of assets of Onyx EMS, LLC in November 2012 and Creonix, LLC in June 2013.
•

Entered into a new five year banking agreement with BMO Harris Bank providing $65 million of committed credit facilities. The new facility also includes a $35 million accordion feature which could raise the total facility to $100 million.

•	Operating income of $16.3 million or an increase of 11.9% over the prior year.

2013 Key Compensation Highlights

•	The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide compensation information of executive officers of our peer companies
•	Identified our 22 key peer companies in collaboration with Meridian based on Committee-selected criteria
•	The Committee eliminated all car allowances for Named Executive Officers
•	The Committee continued alignment of short term and long term incentive plan goals with the achievement of specific annual and long term financial goals
•	The Committee reviewed Named Executive Officer stock ownership progress
•	The Committee completed the annual review of the Compensation Committee Charter

2013 Compensation Committee Governance Highlights

We maintain good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2013:

•

We recently revised our charter to insure continued compliance with the new NYSE and SEC rules with respect to the independence of members of our Committee, the retention and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by our Committee and any conflict of interest with respect to such consultant, legal counsel or other advisor. Our Committee charter already included many of the requirements of the new rules.

•

We maintain a majority vote for the election of the directors in uncontested elections (and require tender of resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.

•	Our leadership structure consists of a Chairman of the Board, a separate CEO, and strong independent Board committee chairs.

•	Our Committee retained an independent compensation consultant, Meridian, which performs no other consulting or other services for us.

•	Our Committee is comprised solely of independent directors.

•

Our Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on us.

•

We maintain a claw-back policy that provides that, in connection with any restatement of our financial statements due to material non-compliance with financial reporting requirements, it is our policy to require forfeiture by current and former executive officers of incentive based compensation in accordance with applicable laws, rules and regulations.

Consideration of Last Year’s “Say On Pay” Vote.

Following our annual meeting of shareholders in October 2012, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the fiscal year 2012 compensation of the Named Executive Officers. Ninety and Nine-Tenths percent (90.9%) of the votes cast (excluding abstentions) were voted in support of the compensation of our Named Executive Officers set forth in the Compensation Discussion and Analysis, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement.

After considering the results of the 2012 Say On Pay vote, which indicate that our shareholders overwhelmingly approve of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Discussion and Analysis, the Committee was encouraged to continue its practices in determining executive compensation.

Specific Compensation and Corporate Governance Policies and Practices

Our compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align our executive compensation with long-term shareholder interests, including:

•

We have stock ownership guidelines for our executive officers, including the Named Executive Officers, and members of our Board. Each of the Named Executive Officers and each of the members of our Board have met his individual stock ownership level under the current program, except for Mr. Madlock, who joined the Company during fiscal 2009, Mr. Schlei, who was appointed during fiscal 2013, and Mr. Kummeth, who was appointed to the Board during fiscal 2012.

•	We have a policy prohibiting all employees, including Named Executive Officers, and members of our Board from engaging in any hedging transactions with respect to our equity securities held by them.

•

Under our Insider Trading Policy, certain of our employees and consultants, including executive officers, and members of our Board are prohibited from pledging shares of our capital stock without first obtaining pre-clearance of the transaction from the compliance officer.

•	Our Executive Officers, including the Named Executive Officers, receive minimal perquisites or other personal benefits.

Key Features of Our 2013 Executive Compensation Program

What We Do

•    Align CEO Pay with Company Performance: Our CEO’s total direct compensation is aligned with revenue growth and profitability.

•    Review Named Executive Officer Pay against Peers’ Executive Officer Pay:

A reputable executive compensation consultant, Meridian, was engaged to provide the Committee with broad market-based compensation data of peer group companies based on Committee-selected criteria to permit the Committee to analyze whether the total compensation of the Name Executive Officers is competitive.

•    Use Long-Term Incentives to Link a Significant Portion of All Current Named Executive Officer Pay to Company Performance:

31% of pay for our Named Executive Officers is linked to our long term Valuation Index. The components and calculations of this index correlate directly to the profitability growth of the Company.

•    Balance Short-Term and Long-Term Incentives:

The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of financial performance.

•    Cap Short Term Incentive Awards:

Awards under our annual Short Term Incentive Plan are capped at 200% of target.

•    Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

Our executive compensation program includes features that reduce the possibility of our Named Executive Officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•    Require Named Executive Officers to Maintain Stock Ownership

Under our guidelines, our Named Executive Officers must own our Common Stock in an amount equal to 250% of base salary in excess of $100,000 within 5 years of becoming executive officers.

•    Authorize the Board to Recoup Executive Compensation:

In connection with any restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirements under applicable securities laws, it is the policy of the Board of Directors to require forfeiture by current and former executive officers of incentive based compensation in accordance with applicable laws, rules and regulations.

What We Don’t Do

•    Determine Named Executive Officer Pay based only on External Market Compensation Data:

The Committee and Board have approved compensation for our Named Executive Officers both above and below the external market consensus data points. These decisions are individually based upon job scope, job performance, years of related work experience, annual company performance, and our talent attraction and retention strategies.

•    No Hedging of Company Stock:

Our Named Executive Officers are prohibited from hedging their company stock.

•    No Tax Gross Ups:

We do not provide tax reimbursements unless they are provided pursuant to our standard relocation practices.

Compensation Philosophy and Objectives

Guiding Principles

Our compensation philosophy has the objective of fair, competitive and performance-based compensation of our management team, including the Named Executive Officers. We believe that the total compensation of management should be aligned with our performance. While the specific programs may be modified from year to year, our compensation philosophy is consistent in aligning compensation to the attainment of our corporate strategy. The Committee seeks to reward performance with cost-effective compensation that aligns employee efforts with our corporate strategy through adherence to the following compensation policies:

•

Total compensation should strengthen the relationship between pay and performance by including and emphasizing variable, at-risk compensation that is dependent on achieving specific corporate, business function, and/or individual performance goals.

•	An element of pay should be long-term incentives to align management interests with those of our shareholders.

•	An element of pay should also be short-term incentives to reward performance in the subject fiscal year based on achievement of our annual performance goals.

•	Total compensation opportunities should enhance our ability to attract, retain and develop knowledgeable and experienced executives.

•

Total compensation should be competitive in the marketplace based on a review of similarly sized manufacturers and identified peer companies and the comparable compensation paid to executives of such similarly sized manufacturers and peer companies.

Our overall compensation philosophy is generally to pay our employees, including Named Executive Officers, competitively based on market consensus data and commensurate with our performance. The market consensus data includes information such as salary reports for the manufacturing industry generally and specifically for peer companies. The Committee and Board, with input from management, use the market consensus data points to determine what fair and reasonable compensation would be based on our performance. The Committee also consults with management, and outside accounting and legal advisors as appropriate. The Committee and Board have approved compensation to our management both above and below the market consensus data points. See the narrative discussion beginning at page 28 below for a detailed discussion of our long-term and short-term incentive plans.

Importance of Our Corporate Values

The Sparton Corporate Values guide us in fulfilling our responsibilities to our customers, employees, communities, and shareholders.

Sparton Corporate Values

—	Performance Excellence: We demand performance excellence in all that we do.
—	Integrity: We demand integrity of ourselves, our products, and our services.
—	Teamwork & Accountability: We foster growth and success in an environment of teamwork, collaboration, empowerment, and accountability.
—	Growth: We develop long term, trusting relationships to ensure mutually profitable growth.
—	Safety: We will maintain a safe and environmentally sound workplace.
—	Citizenship: We will be good corporate citizens in the communities in which we reside.

In assessing our Named Executed Officers’ contributions to Sparton’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in our Corporate Values – and the long-term impact of a Named Executed Officer’s decisions. Corporate Values-based behavior is not something that can be precisely measured; thus, there is no formula for how Corporate Values-based behavior can, or will, impact an executive’s compensation. The Committee and the CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with our Corporate Values.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is comprised of three independent directors, as defined under the rules of the NYSE. The Committee is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for formulating the compensation recommendations for our CEO and non-CEO executive officers. The recommendation of the Committee must be approved, with respect to the CEO, by the independent directors of the Board, and with respect to the non-CEO executive officers, by the full Board. In addition, the Committee:

•	Reviews our incentive and compensation plans and programs;

•	Evaluates annually the CEO’s and non-Executive Officers’ compensation levels and payouts against various financial and non-financial measures.

The Committee is supported in its work by our CEO, our Vice President of Corporate Human Resources, and Compensation Consultants, as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.sparton.com.

Role of the Chief Executive Officer

Each year our CEO makes recommendations with respect to the compensation of our non-CEO Executive Officers and our Committee reviews these recommendations with the CEO and the Vice President of Corporate Human Resources. The CEO’s recommendations are based upon his assessment of each Executive Officer’s performance, the performance of the individual Executive Officer’s respective business or function, and employee retention considerations. Our Committee reviews the CEO’s recommendations, and approves any compensation changes affecting our Executive Officers as it determines in its sole discretion. Our CEO does not play any role with respect to any matter affecting his own compensation.

Role of the Compensation Consultant

During 2013, the Committee retained Meridian, approved its compensation, determined the nature and scope of its services, evaluated its performance, and had the authority to terminate its engagement. Meridian provided no other services to the Company.

During 2013 Meridian performed the following specific services which were customized based on parameters not developed by Meridian and about which Meridian did not provide the Committee or the Company with advice.

•	Provided us with a list of potential peer companies utilizing our 8 digit Global Industry Classification Standard (“GICS”) codes, annual revenue, and market cap.

•	Provided us with comprehensive compensation information for each category of executive officers from our selected peer company group, as well as general industry groupings.

•	Provided clarification of evolving SEC and NYSE regulations on executive compensation.

Peer Companies

Our executive compensation package is designed to be competitive in the market and commensurate with our performance. In making compensation decisions, we analyze executive compensation paid at selected peer companies. Meridian provided our Committee with a list of potential peer companies based on their 8 digit GICS codes, revenue, and market cap. The Committee reviewed this list and then selected the peer companies it believes are most comparable to us. The Committee then requested that Meridian provide it with compensation information for each category of Executive Officer from such peer companies. The annual revenues of the peer companies during their most recent fiscal year ranged from $145 million to $747 million, with the median revenue being $279 million. Our annual revenue for fiscal year 2013 is $266 million.

The Committee uses the data obtained from Meridian, proxy statements of peer companies, and broad-based market driven compensation surveys published from time to time by national human resources consulting firms, together with other information, to assist it in determining the compensation of the Named Executive Officers. The Committee does not target compensation to any specific percentile paid by such peer or other companies, but rather considers compensation of peer and such other companies as one of the factors in making compensation decisions. As noted, the Committee approves compensation to the Named Executive Officers both above and below market consensus data points.

For 2013 executive compensation, our peer companies were:

• AeroVironment, Inc	• Key Tronic Corp.
• American Science & Engineering Inc.	• LMI Aerospace Inc.
• Analogic Corporation	• Maxwell Technologies, Inc.
• AngioDynamics Inc	• Mercury Systems, Inc.
• API Technologies Corp.	• Micrel Inc.
• Astronics Corporation	• Newport Corp.
• Ducommun Inc.	• Raven Industries Inc.
• Exactech Inc.	• Sypris Solutions Inc.
• Greatbatch, Inc	• Universal Electronics Inc.
• IEC Electronics Corp

Elements of Compensation

The key elements of our executive compensation program are base salary, short-term (annual) incentive and long-term (multi-year) incentive compensation. These elements are addressed separately below.

The Committee does not exclusively use mathematical formulas to determine compensation. In setting each element of compensation, the Committee considers all elements of an executive’s total compensation package, including base salary, incentive compensation, and the value of benefits.

The following table includes various elements of our executive compensation program, the primary purpose of each element, form of compensation for each element and primary actions taken in fiscal year 2013.

Element	Primary Purpose	Form of Compensation
Base Salary	To provide base compensation for the day to day performance of job responsibilities	Cash
Short-Term Incentives	To reward performance during the current fiscal year based on the achievement of annual performance goals	Cash (STIP, described under STIP Generally, on page 29 below)
Bonuses	To reward individual performance based on evaluation by, and in discretion of, the Committee	Cash
Long-Term Incentives	To reward improvement in our long term performance, thereby aligning with the financial interests of our shareholders	Stock-based compensation, e.g., options and restricted stock awards (2001 SIP and 2010 LTIP, described under 2001 SIP and 2010 LTIP, on page 33 below)
Other Executive Benefits	To provide a broad-based executive compensation program for executive attraction, retention, retirement and health

Retirement programs, health and welfare programs, employee benefit plans, change of control provisions, programs and arrangements generally available to all employees and limited perquisites (on page 34 below).

The following is a narrative description of each of the key elements of our executive compensation programs.

Base Salaries

A competitive base salary provides the foundation for a total compensation package required to attract, retain, and motivate executive officers and other members of management, including the Named Executive Officers, in alignment with our business strategies. The Committee reviews the proposed annual base salaries for executive officers and management (including the Named Executive Officers other than the Chief Executive Officer) with the Chief Executive Officer and the Vice President, Corporate Human Resources, and with modifications considered appropriate, provides a recommendation to the Board for its approval. The Committee independently reviews and sets base salary for the Chief Executive Officer, subject to the approval of the independent members of the Board of Directors.

Base salaries are initially premised upon the responsibilities of each Named Executive Officer and may be further adjusted based on market consensus surveys and related data, including individual experience levels and performance judgments as to the past and expected future contributions of the applicable Named Executive Officer. The Committee reviews each Named Executive Officer’s base salary annually.

Short-Term Incentives

STIP Generally.

On June 26, 2009, the Board of Directors approved and adopted the Sparton Short-Term Incentive Plan (the “STIP”). The STIP did not require shareholder approval. The purpose of the STIP is to increase shareholder value and ensure our success by motivating participants to achieve all defined financial and operating goals and strategic objectives of the business in line with our corporate strategy. The STIP is further intended to attract and retain key employees essential to the success of the business and to provide competitive compensation programs consistent with market competitive pay practices.

The Committee has been appointed by the Board of Directors to administer the STIP. The Committee, with the approval of the Board of Directors, annually selects our executive or key employees, including our President and Chief Executive Officer, Chief Financial Officer and Named Executive Officers to be participants in the STIP. The first annual performance period for which awards under the STIP were made was fiscal year 2010.

The Board of Directors, in its sole discretion, may amend or terminate the STIP, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the STIP will not, without the consent of the participant, alter or impair any rights or obligations under any actual incentive award previously earned by such participant. No award may be granted during any period of suspension or after termination of the STIP. The STIP will remain in effect until terminated.

As discussed above, our overall compensation philosophy, including with respect to awards under the STIP, is generally to pay our employees competitively based on market consensus data, and commensurate with our performance which is aligned to achieve our corporate strategy. Working together, the Committee along with the Chief Executive Officer and the Vice President, Corporate Human Resources, reviews the individual incentive plans and awards to be made to executives and key employees under the STIP (other than the Chief Executive Officer, whose awards are only reviewed by the Committee, and the Vice President, Corporate Human Resources, whose awards are only reviewed by the Chief Executive Officer and the Committee). The recommendations of the Committee are subject to approval of the Board of Directors.

How Awards Are Determined Under The STIP.

The Committee, subject to approval by the Board of Directors, establishes an individual target award for each participant equal to a percentage of such participant’s salary. The Chief Executive Officer (with respect to the other Named Executive Officers) and the Vice President, Corporate Human Resources, recommend, and the Committee, in its sole discretion, considers, determines and approves the performance goals and objectives applicable to any actual incentive award. The performance goals and objectives are driven by achievement of our corporate strategy and may be on the basis of any performance factors the Committee determines relevant, including individual, business unit or Company-wide performance. Failure to meet the performance goals and objectives of the annual performance period will result in the participant’s failure to earn the actual incentive award, except as otherwise determined by the Committee. Actual incentive award payments will be determined, based on verified achievement levels of established performance goals and objectives for the annual performance period, by the Committee and approved by the Board of Directors.

For each annual performance period, the Committee, subject to approval by the Board of Directors, establishes an incentive award pool (the “STIP Pool”) based on achievement of the financial objectives. Payment of each actual incentive award is made as soon as practicable as determined by the Committee after the completion of the independent audit and filing of the Annual Report on Form 10-K for the annual performance period during which the actual performance award was earned. Unless otherwise determined by the Committee, to receive payment of an actual incentive award, a participant must be employed by us or any affiliate on the last day of the annual performance period, and, subject to certain exceptions in the event of a participant’s death or disability, on the date of payment of the actual incentive award. Actual incentive awards are paid from the incentive award pool in cash in a single lump sum. The Committee may, in its sole discretion, grant an award for an extraordinary individual contribution which substantially benefits us but is not reflected in the achievement of a participant’s individual goals.

2013 STIP Awards.

The Committee, with the approval of the Board of Directors, selected 45 key employees, including the Named Executive Officers, to be participants in the STIP for the annual performance period ending June 30, 2013 and established target awards for that period in line with our corporate strategy based on EBT, Net Sales, Gross Margin, (each term as defined below) and personal objectives, the funding for which came from the STIP Pool. The individual target award percentages for these participants ranged from 10% to 85% of a participant’s base salary. These components were weighted separately for each participant. Awards were payable on a graduated scale ranging from a threshold of 50% of the target award for each component up to a maximum of 200% of the target award for that component, subject to availability of funds under the STIP Pool. No award for a component was payable if performance was below the threshold. The STIP Pool for fiscal year 2013 was set at $1,702,157, assuming achievement of 100% of the target financial objective described under “Target for Objectives under the STIP,” below.

Target Awards as a Percentage of Base Salary under the STIP. The following table sets forth the target awards for each of the Named Executive Officers as a percentage of their base salaries for fiscal year 2013:

Named Executive Officer	Target Award as a Percentage of Base Salary
Cary B. Wood	85%
Mark Schlei (1)	40%
Gordon B. Madlock	40%
Michael W. Osborne	40%
Steven M. Korwin	40%
Gregory A. Slome (2)	40%

(1)	Mr. Schlei’s employment with the Company commenced November 8, 2012. His award was prorated.

(2)	Mr. Slome’s employment terminated on November 8, 2012 and no award was made for fiscal year 2013.

Target for Objectives under the STIP. The following table sets forth the threshold, target, maximum and actual amounts for each of the EBT, Gross Margin % and Net Sales objectives for fiscal year 2013:

Objective	Threshold	Target	Maximum	Actual
EBT (1)	$14,353,000	$16,467,000	$32,934,000	$17,699,000
Gross Margin % (2)	17.4%	18.2%	19.0%	17.9%
Net Sales (3)	$231,215,000	$235,525,000	$250,128,000	$234,496,000

(1)	“EBT” means earnings before provision for income tax, as adjusted, for fiscal year 2013.

(2)	“Gross Margin %” means total net sales minus cost of goods sold divided by the total net sales as a percentage.

(3)	“Net Sales” means total net sales generated during fiscal year 2013.

STIP Targets and Actual Awards. The following table sets forth the objectives for each Named Executive Officer under the STIP, the percentage of each objective as related to the total potential award under the STIP, and the threshold, target, maximum and actual STIP awards for each Named Executive Officer:

Named Executive Officer	Objectives	Percentage of Total Award (%)	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
	EBT	70	138,337	276,674	553,348	297,370
Cary B. Wood	Gross Margin %	15	29,644	59,288	118,576	52,213
	Net Sales	15	29,644	59,288	118,576	47,101
	EBT	70	24,337	48,674	97,348	54,170
Mark Schlei (1)	Gross Margin %	15	5,215	10,430	20,860	9,511
	Net Sales	15	5,215	10,430	20,860	8,580
	EBT	70	33,761	67,522	135,044	72,628
Gordon B. Madlock	Gross Margin %	15	7,235	14,469	28,938	12,752
	Net Sales	15	7,235	14,469	28,938	11,504
	EBT	70	32,540	65,079	130,158	69,969
Michael W. Osborne	Gross Margin %	15	6,973	13,945	27,890	12,285
	Net Sales	15	6,973	13,945	27,890	11,083
	EBT	70	29,743	59,485	118,970	63,980
Steven M. Korwin	Gross Margin %	15	6,374	12,747	25,494	11,234
	Net Sales	15	6,374	12,747	25,494	10,134
	EBT	70	11,718	23,436	46,872	—
Gregory A. Slome (2)	Gross Margin %	15	2,511	5,022	10,044	—
	Net Sales	15	2,511	5,022	10,044	—

(1)	Mr. Schlei’s employment with the Company commenced November 8, 2012. His award was prorated.

(2)	Mr. Slome’s employment terminated on November 8, 2012 and no award was made for fiscal 2013.

The actual payout for all STIP participants for fiscal year 2013 was $1,551,892.

Bonuses.

The Committee may recommend bonuses in addition to or in lieu of bonuses earned under the STIP based on the Committee’s evaluation of the individual performance and level of responsibility of the Named Executive Officers and other members of management. In determining discretionary annual incentive bonuses for the Named Executive Officers, the Committee evaluates the Chief Executive Officer’s recommendations based on individual performance. The Committee independently evaluates the individual performance of the Chief Executive Officer. The results of those evaluations are used by the Committee to award the bonuses to the Named Executive Officers. There were no discretionary bonuses awarded to the Named Executive Officers in fiscal year 2013.

Long-Term Incentives

Our long-term incentive program typically involves the grant of restricted stock (although other forms of equity may also be granted including options and stock units), which is designed to (i) align the interest of our key employees with our shareholders through the employees’ ownership of stock, (ii) accomplish our corporate strategy by requiring the vesting of such awards to be tied to the achievement of certain performance goals, and (iii) encourage the long-term employment of key employees.

In the early part of the fiscal year, the Committee, with input from the Chief Executive Officer and the Vice President, Corporate Human Resources, and after taking into account market consensus data provided by the independent compensation consultant, Meridian, responsibilities and performance of an executive, our consolidated financial projections, and business unit financial projections, recommend, for Board approval, a dollar value award for each executive which will be payable in restricted stock (or other equity). The number of shares to be granted is based on the fair market value of our shares determined two (2) days after the filing of our

Form 10-K for such prior fiscal year. The restricted shares vest in four equal annual installments commencing one year from the date of grant, subject to achievement of certain performance criteria comprising a Valuation Index (“Valuation Index”) which is a formula determined by the Committee incorporating various financial metrics.

The Company annually reviews the long-term incentive elements of its compensation package, including the beneficial and detrimental aspects of particular compensation components such as restricted stock awards and stock options, to determine the continuing efficacy of such programs.

2001 SIP and 2010 LTIP.

In keeping with our philosophy of providing a total compensation package that includes long-term incentives, the total compensation package of our key employees, including our Named Executive Officers, may include restricted stock, stock options, stock units and/or cash under the Sparton Corporation Stock Incentive Plan, as amended in October 2001 (the “2001 SIP”) or the Sparton Corporation 2010 Long-Term Stock Incentive Plan (the “2010 LTIP”). As of October 2011, we are no longer permitted to make new awards under the 2001 SIP.

The total number of shares that may be awarded under the 2010 LTIP is 1,000,000 shares of common stock, 592,419 of which remain available for awards as of June 30, 2013. To the extent that any award is forfeited, terminates, expires or lapses without exercise or settlement under the 2010 LTIP, the shares subject to such awards forfeited or not delivered as a result thereof will again be available for awards under the 2010 LTIP.

During fiscal year 2013, we granted 146,108 shares of restricted stock under the 2010 LTIP to our key employees, including our Named Executive Officers (the “2013 Grants”). See the “Summary Compensation Table” on page 36 for a description of the restricted stock awarded to Named Executive Officers in fiscal year 2013. The shares vest in four equal annual amounts, commencing one year after the awards are made. Of the restricted stock awards that were granted in fiscal years 2010 and 2012 under the 2010 LTIP and the 2001 SIP, as of June 30, 2013, 149,438 of those shares have vested. The awards are performance based in that vesting is dependent upon achievement of the Valuation Index. In order for the recipient’s shares to vest, he or she must be an employee when the Annual Report on Form 10-K is filed for the applicable year. See footnote 1 at page 44 below under “Table – Potential Payments upon Termination or Change in Control,” for a description of acceleration of vesting under the 2001 SIP and 2010 LTIP upon a termination or change in control as determined in the discretion of the Committee.

The Valuation Index is based on a formula determined by the Committee which incorporates various financial metrics which the Committee believes are critical to improving our long term enterprise value and increasing shareholder value, including EBITDA, cash, outstanding debt, dividends, and the weighted average of outstanding shares of our common stock. The target Valuation Index increases in each of the four annual vesting periods based on a growth rate determined by the Committee. Should we fail to achieve the required Valuation Index in any of the respective periods, the awards allow for vesting in subsequent years should we achieve certain cumulative Valuation Index targets.

We designed the Valuation Index growth rates to reflect an aggressive, but reasonably achievable, increase in enterprise value over the previous fiscal year. Based upon the fiscal year 2013 financial results and resulting Valuation Index calculations, the following vesting has occurred in the LTIP program:

—	2010 – Valuation Index was achieved resulting in the vesting of awards granted.
—	2012 – Valuation Index was achieved resulting in the vesting of awards granted.
—	2013 – Valuation Index was not achieved resulting in no vesting of awards granted.

Allocation of Compensation Components.

We use a balanced approach in compensating company executives, combining fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation. The Committee determines the appropriate balance, as approved by the Board of Directors, based upon careful consideration, including consideration of market consensus data provided by independent compensation consultants. We do not have a specific policy for allocation of compensation components. The following chart sets forth the allocation of compensation components for the Named Executive Officers for fiscal year 2013, using fixed salary, incentive components at target, and grant date fair values of restricted stock as of June 30, 2013:

For fiscal year 2013, 53 % of the compensation components for the Named Executive Officers (other than the Chief Executive Officer) were variable and tied to performance.

Post-Employment Compensation

Retirement Plans

We maintain a 401(k) plan that is available to substantially all U.S. employees of the Company, including Named Executive Officers. The Company also maintains a defined benefit plan, however, participation in the plan was frozen effective April 1, 2009. None of the Named Executive Officers are participants in our defined benefit plan as it was frozen prior to the time that they would have become eligible to participate.

Severance and Change in Control Arrangements

To enable us to offer competitive total compensation packages to our executive officers, as well as to ensure the on-going retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with us, we offer certain post-employment payments and benefits to our executive officers, including the Named Executive Officers, upon the occurrence of certain specified events.

A more detailed discussion of the retirement plans and severance and change in control arrangements are discussed under “Other Benefit Plans” and “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

We do not currently provide our executive officers, including the Named Executive Officers, with perquisites or other personal benefits including vehicle allowances except for tuition reimbursement to the CEO. These are disclosed in the “2013 Summary Compensation Table” set forth below. We do not provide tax reimbursement or any other tax payments to any of our executive officers other than those pursuant to our standard relocation practices.

Other Compensation Policies

In addition to the other components of our executive compensation program, we maintain the compensation policies described below. These policies are consistent with evolving best practices.

Stock Ownership Guidelines

In fiscal year 2010, the Board of Directors approved target unrestricted common stock ownership guidelines for management, including Named Executive Officers, of 250% of base salary in excess of $100,000, to be attained within five years.

Policies on Hedging and Pledging

Under our Insider Trading Policy, all employees, including Named Executive Officers and members of our Board are prohibited in engagement in any hedging transactions with respect to our securities. Also under our Insider Trading Policy certain of our employees and consultants, including executive officers, and members of our Board are prohibited from pledging shares of our securities without first obtaining pre-clearance from our Compliance Officer.

Clawback Policy

In connection with any restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirements under applicable securities laws, it is the policy of the Board of Directors to require forfeiture by current and former executive officers of incentive-based compensation in accordance with applicable laws, rules and regulations.

Further, under the 2010 LTIP, an award of restricted stock or options may be cancelled or suspended under certain circumstances, including: (1) commission of fraud, embezzlement or a felony; (2) disclosure of confidential information or trade secrets; (3) termination for cause; (4) active engagement in a business that competes with the Company, a subsidiary or an affiliate; and (5) engaging in conduct that adversely affects the Company, a subsidiary or an affiliate.

Impact of Tax Policies

Deductibility of Executive Compensation

It is our policy to structure and administer our long-term incentive compensation plans for our Named Executive Officers to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) to the extent practicable. In 2013, all such performance-based compensation was deductible to the Company. The Committee may provide compensation that is not tax deductible to the Company if it determines that such action is appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement (the “CD&A”) for the fiscal year ended June 30, 2013, which appears above. Based on the review and discussions referred to in the preceding sentence, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

The Compensation Committee

David P. Molfenter, Chairman

James D. Fast

Charles Kummeth

Executive Compensation

2013 Summary Compensation Table

The following table contains information pertaining to the annual compensation of the Named Executive Officers for fiscal years 2013, 2012 and 2011:

Name and Principal Position of Named Executive Officer	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Cary B. Wood	2013	465,000	—	450,005	(4)	—	396,684	17,587	(6)	1,329,276
President and Chief Executive Officer	2012	443,333	—	440,003		—	524,569	26,839		1,434,744
	2011	400,000	—	—		—	300,774	35,193		735,967
Mark Schlei (1)	2013	173,836	—	195,900	(4)	—	72,261	4,050	(7)	446,047
Senior Vice President and Chief Financial Officer	2012	—	—	—		—	—	—		—
	2011	—	—	—		—	—	—		—
Gordon B. Madlock	2013	241,149	—	101,750	(4)	—	96,884	8,824	(7)	448,607
Senior Vice President, Operations	2012	224,000	—	91,006		—	124,727	16,564		456,297
	2011	214,397	—	—		—	78,928	16,252		309,577
Michael W. Osborne	2013	232,422	—	101,750	(4)	—	93,337	6,968	(7)	434,477
Senior Vice President, Corporate Development	2012	225,000	—	53,001		—	129,192	5,971		413,164
	2011	225,000	—	—		—	64,689	2,337		292,026
Steven M. Korwin	2013	212,448	—	101,750	(4)	—	85,348	7,965	(7)	407,511
Senior Vice President, Quality, Engineering and Information Systems	2012	198,000	—	66,003		—	103,371	15,755		383,129
	2011	190,000	—	—		—	107,826	12,669		310,495
Gregory A. Slome (2)	2013	83,699	—	—		—	—	338,274	(8)	421,972
Former Senior Vice President and Chief Financial Officer	2012	235,000	—	124,008		—	122,688	14,867		496,563
	2011	235,000	—	—		—	105,623	14,867		355,490

(1)	Mr. Schlei’s employment with the Company commenced November 8, 2012.

(2)	Mr. Slome’s employment with the Company terminated November 8, 2012.

(3)

The amounts set forth in this Proxy Statement are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Share-Based Payment,” (“ASC Topic 718”), pursuant to amendments to Item 402 of Regulation S-K.

(4)

See “Grants of Plan-Based Awards Table, at page 37, for disclosure of the restricted shares awarded to the Named Executive Officers during fiscal year 2013. The restricted shares vest in four equal installments commencing one year from the date of grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(5)	The amounts shown in this column are awards under the Company’s STIP.

(6)	The amount represents compensation for Mr. Wood’s 401(k) Plan matching and tuition reimbursement.

(7)

The amount represents the 401(k) Plan match for fiscal 2013 for Messrs. Schlei, Madlock, Osborne and Korwin. In addition, the amount includes an $800 monthly vehicle allowance until September 1, 2012 for each of Messrs. Madlock and Korwin.

(8)	The amount represents compensation for Mr. Slome’s 401(k) Plan match for fiscal 2013, a monthly vehicle allowance, severance in the amount of $326,250, and payment of insurance premiums.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2013, namely Messrs. Molfenter, Fast and Kummeth, were independent directors under NYSE rules then in effect, and no member was an officer or employee, or former officer or employee of the Company or any of its subsidiaries. No Compensation Committee member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Common Stock Issuable Under Company Equity Compensation Plans

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of June 30, 2013.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	55,418	(1)	$8.56	592,419
Equity compensation plans not approved by security holders	—		—	—
Total	55,418		$8.56	592,419

(1)	The amount represents shares of common stock to be issued upon exercise of options issued by the Company. There are no other outstanding options, warrants or other rights pursuant to which capital stock of the Company may be issued.

Plan-Based Compensation

Equity Compensation Plans Approved by Shareholders

The Company’s shareholders previously approved the 2001 SIP and the 2010 LTIP. The Company uses the 2010 LTIP for stock based incentive awards (the term of the 2001 SIP is expired and no shares are available for issuance under such plan). See above for a description of the 2001 SIP and the 2010 LTIP. As of the date of this Proxy Statement, 514,044 shares are available for future awards under the 2010 LTIP.

Equity Compensation Plans Not Approved by Shareholders

The Company does not maintain any equity compensation plans not approved by shareholders.

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the Named Executive Officers of the Company during fiscal year 2013:

			Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock and Option Awards ($)(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)
	Board Approval	Grant	Target (#)(1)
Name	Date	Date			Threshold ($)	Target ($)	Maximum ($)
Cary B. Wood	8/22/12	9/7/12	42,254	450,005	197,625	395,250	790,500
Mark Schlei	10/24/12	11/8/12	15,000	195,900	34,767	69,534	139,068
Gordon B. Madlock	8/22/12	9/7/12	9,554	101,750	48,230	96,460	192,920
Michael W. Osborne	8/22/12	9/7/12	9,554	101,750	46,485	92,969	185,938
Steven M. Korwin	8/22/12	9/7/12	9,554	101,750	42,490	84,979	169,958
Gregory A. Slome (4)	8/22/12	9/7/12	15,634	166,502	—	—	—

(1)	The amounts represent the number of restricted shares awarded to the Named Executive Officers in fiscal year 2013 under the 2010 LTIP. See the “Summary Compensation Table” at page 36 for additional detail regarding the restricted stock issuances.

(2)	The amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 pursuant to amendments to Item 402 of Regulation S-K.

(3)

The amounts represent the potential payouts under the Company’s STIP during fiscal 2013 under the various levels. See page 29 above under “STIP Generally” for a narrative description of the STIP and the performance based objectives upon which the actual STIP awards are based. See the “Summary Compensation Table” at page 36 for disclosure of the actual STIP awards.

(4)	Mr. Slome’s employment with the Company terminated November 8, 2012.

See page 34 above under “Allocation of Compensation Components” for detail regarding the amount of salary and bonus in proportion to total compensation.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information about the status of stock and option awards outstanding for the Named Executive Officers as of June 30, 2013:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (1)	Equity incentive plan awards: market or pay-out value of unearned shares, units or other rights that have not vested ($) (2)
Cary B. Wood	—	—	—	—	128,068	2,207,892
Mark Schlei	—	—	—	—	15,000	258,600
Gordon B. Madlock	—	—	—	—	27,295	470,586
Michael W. Osborne	—	—	—	—	19,870	342,569
Steven M. Korwin	—	—	—	—	22,426	386,624
Gregory A. Slome (3)	—	—	—	—	—	—

(1)	The amounts represent restricted share awards granted in fiscal years 2010, 2012 and 2013. See the “Summary Compensation Table” at page 36 for a detailed description of the awards.

(2)	The market value is based on the closing market price of the Company as of June 28, 2013, being $17.24 per share.

(3)	Mr. Slome’s employment with the Company terminated November 8, 2012.

Option Exercises and Stock Vested Table

The following table sets forth the options exercised by the Named Executive Officers in fiscal year 2013 and the restricted stock of the Named Executive Officers which vested during fiscal year 2013:

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Cary B. Wood	—	—	35,928	408,861
Mark Schlei	—	—	—	—
Gordon B. Madlock	—	—	7,428	84,531
Michael W. Osborne	4,848	24,240	4,318	49,139
Steven M. Korwin	4,848	24,240	5,389	61,327
Gregory A. Slome (3)	7,271	36,355	10,123	115,200

(1)

The value realized is equal to the aggregate dollar amount realized by the applicable Named Executive Officer upon exercise of the applicable options computed by determining the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)

The value realized on the vesting is based on the closing market price of the Company stock as of the date of vesting, September 13, 2012, being $11.38 per share. The amounts represent restricted shares that vested in fiscal year 2013 upon the satisfaction of certain performance criteria.

(3)	Mr. Slome’s employment with the Company terminated on November 8, 2012.

Other Benefit Plans

401(k) Retirement Plan

The Company maintains a 401(k) Plan that is available to substantially all U.S. employees of the Company. The Company matches 50% of each participant’s voluntary contribution up to 6% of the participant’s compensation and: (i) for contributions prior to January 1, 2011, a participant will vest ratably over a 5-year period in the matching contributions and (ii) for contributions as of and after January 1, 2011, the participant vests immediately in the matching contributions. At the election of the participant, both employer and employee contributions may be invested in any of the available investment options under the plan, which election options include the Company’s common stock.

Qualified Defined Benefit Plan

The pension plan is a defined benefit plan covering substantially all U.S. employees of the Company that were eligible employees prior to the date that participation in the plan was frozen (described below). In fiscal year 2013, the Company made contributions to the pension plan in the aggregate amount of $0.2 million in order to satisfy funding requirements. Effective April 1, 2009, the Company notified employees that it would freeze participation and the accrual of benefits in the plan. The Named Executive Officers are not participants in the Company’s defined benefit plan because participation and the accrual of benefits were frozen as of April 1, 2009, prior to the time that they would have become eligible to participate.

Deferred Compensation Plans or Agreements

The Company does not maintain any plan or any agreement with Named Executive Officers that provides for the deferral of compensation.

Employment Agreements and Potential Payments upon Termination or Change in Control

In June 2012 and August 2012, the Board of Directors, upon recommendation of the Compensation Committee, authorized management to review and amend the employment agreements of the Company executives reporting directly to the Chief Executive Officer and the General Managers of each of the Company’s business units, including the Named Executive Officers, with respect to severance packages. Any such amendments could include the following, based on a review of the facts and circumstances of each such employee (including the applicable compensation package payable to the employee): (i) up to nine months’ severance, (ii) certain COBRA costs, and (iii) outplacement program support not to exceed $25,000 (all subject to the individual executing an appropriate and comprehensive release, including non-disparagement, non-compete, and non-solicitation). The amended severance packages for the Named Executive Officers (other than the Chief Executive Officer, whose severance package was not amended) are included in the description of their employment agreements below, which amended packages also include severance upon a change in control if the Named Executive Officer is terminated within a year after a change in control.

The following is a brief summary of employment agreements of Named Executive Officers and potential payments upon termination or change in control:

Cary B. Wood

On August 24, 2011 the Company entered into an employment agreement with Mr. Wood whereby Mr. Wood will continue to serve as the President and Chief Executive Officer of the Company. Mr. Wood’s employment agreement provides for a three year term commencing on October 31, 2011. Under the terms of the employment agreement, Mr. Wood receives an annual base salary of $465,000. In addition, Mr. Wood is eligible to receive an annual bonus to the same extent and on the same terms that such a bonus is generally provided by the Company from time to time to the Company’s other officers, but commensurate with his position and with annual threshold, target and maximum payment opportunities of not less than 42.5%, 85% and 170% of base salary, respectively. Mr. Wood is entitled to employee benefits no less favorable than those generally provided to other executives of the Company, including but not limited to nineteen days paid vacation, health, disability and life insurance, and participation in the Company’s 401(k) plan. Mr. Wood is eligible for awards under the Company’s long-term incentive program to the same extent and on the same terms as those awards are generally provided by the Company from time to time to its other officers, as determined by the Compensation Committee of the Board of Directors, but commensurate with his position with the Company. The compensation payable to Mr. Wood under the employment agreement is subject to recovery (i.e., clawback) pursuant to policies established by the Board of Directors of the Company and consistent with applicable federal laws.

Upon termination by the Company of Mr. Wood’s employment without Cause (defined below) or upon termination by Mr. Wood for Good Reason (defined below), Mr. Wood would be entitled to receive: (i) payment of base salary for eighteen months after such termination (payable monthly), (ii) his performance bonus for the applicable period, subject to pro rata reduction for the applicable portion of the performance period, if his employment is terminated prior to the last day of an annual performance period relating to a performance bonus and at least six months after the first day of the annual performance period, and (iii) payment of premiums for up to eighteen months of COBRA continuation coverage for Mr. Wood and his dependents. The Company’s failure to offer to extend the term of the employment agreement for at least one year on substantially the same terms at least sixty days before the end of the term will be deemed a termination without Cause and Mr. Wood would be entitled to the foregoing payments. The Company’s obligation to make the foregoing payments is subject to Mr. Wood’s execution of a full release of claims related to his employment with the Company and/or his termination or resignation (other than his right to indemnification under the employment agreement for losses in connection with his employment by the Company and/or service as an officer or director of the Company). The Company’s obligation to continue to make payments under (i) and (iii) of this paragraph are subject to Mr. Wood’s assistance with certain claims and compliance with his agreements regarding confidentiality, non-disparagement, non-competition and non-solicitation (described below).

“Cause” means: (i) Mr. Wood’s failure or refusal to materially perform his duties and responsibilities, or the failure of Mr. Wood to devote substantially all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms of the employment agreement; (ii) the willful misappropriation of the funds or property of the Company; (iii) use of alcohol, to the extent that such use interferes with the performance of Mr. Wood’s obligations under this Agreement, continuing after written warning, or use of illegal drugs, with or without previous warning; (iv) conviction of, or plea of guilty or “no contest”, to a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; (v) a material breach by Mr. Wood of the employment agreement or any other written agreement between Mr. Wood and the Company; (vi) a material failure by Mr. Wood to comply with the Company’s written policies or rules adopted by the Board or an authorized committee thereof; or (vii) the commission by Mr. Wood of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Company or which could reasonably be expected to bring Mr. Wood or the Company into disrepute, or the commission of any act which is a breach of Mr. Wood’s fiduciary duties to the Company. For any termination pursuant to (i), (v), or (vi) above, the Company must first give written notice of the breach to Mr. Wood, and if the breach is susceptible to a cure, the Company must give Mr. Wood a reasonable opportunity to promptly (within 30 days) cure the breach.

“Good Reason” means (1) a material change by the Company in Mr. Wood’s authority, duties or responsibilities which would cause Mr. Wood’s position with the Company to become of materially less responsibility and importance; including but not limited to the removal of Mr. Wood from his position as President and/or Chief Executive Officer, or his removal from the Board, or, (2) the Company otherwise materially breaches this Agreement, provided that (a) Mr. Wood must provide written notice to the Company of the Good Reason no more than ninety days after the initial existence of the Good Reason, and (b) the Company is afforded thirty days to remedy the material change or breach, and (c) Mr. Wood terminates within one-hundred-fifty days following the initial existence of any Good Reason. Notwithstanding, the occurrence of the events described in clauses (i) and (ii) below will not constitute a material breach of the employment agreement and will not constitute a material change by the Company in Mr. Wood’s authority, duties or responsibilities which would cause Mr. Wood’s position with the Company to become of materially less responsibility and importance: (i) responsibility for one or more of the Company’s or its affiliates’ operations is delegated to a person or persons (each, a “Delegate Officer”) by the Board or the Chief Executive Officer, regardless of whether Mr. Wood at one time performed some or all of the job responsibilities assigned to such Delegate Officer, provided that such Delegate Officer reports, directly or indirectly, to Mr. Wood, and (ii) the size of the Company including its affiliates changes.

Mr. Wood may voluntarily terminate his employment at any time and for any reason with at least thirty days written notice to the Company (provided that the Company may accelerate the date of termination under such circumstances). Upon such voluntary termination without Good Reason or a termination by the Company of Mr. Wood for Cause, Mr. Wood would only be entitled to receive his base salary through the date of termination. Upon Mr. Wood’s termination or resignation, all rights to unvested stock, options or incentive grants and bonuses will be forfeited except as otherwise provided in the employment agreement or applicable award agreement or plan.

Mr. Wood’s agreement contains standard confidentiality and non-disparagement provisions for the benefit of the Company. Mr. Wood is restricted from competing with the Company or soliciting employees, customers or suppliers during the term of the agreement and for a period of eighteen months thereafter.

Mark Schlei

Effective November 8, 2012, the Company entered into an employment agreement with Mark Schlei. The agreement currently provides for: (i) at-will employment, (ii) a base salary of $270,000, subject to annual review by the Chief Executive Officer, (iii) eligibility for a performance bonus of 40% of Mr. Schlei’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (iv) eligibility for participation in the LTIP, (v) a grant of 15,000 shares of restricted common stock under the LTIP, (vi) eligibility for participation in the Company’s employee benefit plans that are offered to salaried employees including, without limitation, health insurance, disability, participation in the Company’s 401(k) plan and any applicable incentive program, (vii) certain severance detailed below, and (viii) covenants not to compete or solicit employees or customers for 18 months following termination or disclose proprietary information. The compensation payable to Mr. Schlei under the employment agreement is subject to recovery (i.e., clawback) pursuant to policies established by the Board of Directors of the Company and consistent with applicable federal laws.

If Mr. Schlei’s employment is terminated for any reason other than “just cause” (as defined below), death or disability, or if his employment is involuntary terminated within twelve months of a Change in Control (as defined below), his employment agreement provides that the Company will pay Mr. Schlei severance equal to nine months’ salary (or twelve months’ salary in connection with a Change in Control), payable over a period of nine months (or twelve months in connection with Change in Control) as a part of the Company’s standard payroll, nine months of COBRA premiums (or twelve months in connection with a Change in Control), and outplacement services in an amount not to exceed $25,000, subject to Mr. Schlei’s delivery of a signed release of claims and the return of all property in Mr. Schlei’s possession or control that belongs to the Company.

Under Mr. Schlei’s employment agreement, “just cause” means any of the following: (i) gross negligence; (ii) the commission of any willful or intentional act which could reasonably be expected to injure the reputation, business, or business relationships of the Company or which could reasonably be expected to bring Mr. Schlei or the Company into disrepute, or the commission of any act which is a breach of Mr. Schlei’s fiduciary duties to the Company; (iii) conviction or commission or the entry of a guilty plea or pleas of no contest to any felony, or to any other crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; (iv) breach of applicable confidentiality, non-solicitation or non-competition provisions; (v) unsatisfactory performance; (vi) breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; (vii) use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Schlei or the Company; (viii) use of illegal drugs; or (ix) failure or refusal to substantially perform his duties and responsibilities to the Company.

Under Mr. Schlei’s employment agreement, “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the Company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Gordon B. Madlock

Effective January 5, 2009, the Company entered into an employment agreement with Gordon B. Madlock. Mr. Madlock’s agreement was amended effective August 22, 2012. The agreement currently provides for: (i) at-will employment, (ii) a current annual base salary of $224,000, subject to annual review by the Chief Executive Officer, (iii) an annual automobile allowance of $9,600, (iv) eligibility for a performance bonus of 40% of Mr. Madlock’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including, without limitation, health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs, (vi) certain severance detailed below, and (vii) covenants not to compete or solicit employees for eighteen months following termination or disclose proprietary information. The annual automobile allowance terminated on September 1, 2012.

The provisions regarding termination of employment are generally the same as those of Mr. Schlei except that under Mr. Madlock’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act, (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment, (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Madlock or the Company, (iv) a material and willful failure to perform his assigned duties, (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude, (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him, (vii) willful and material violation of the Company’s written policies, or (viii) willful and material breach of his employment agreement.

Michael W. Osborne

Effective January 5, 2009, the Company entered into an employment agreement with Michael W. Osborne. Mr. Osborne’s agreement was amended effective August 22, 2012. The agreement currently provides for: (i) at-will employment, (ii) a current annual base salary of $225,000, subject to annual review by the Chief Executive Officer, (iii) eligibility for a performance bonus of 40% of Mr. Osborne’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (iv) eligibility for participation in the Company’s employee benefit plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan, and any applicable incentive programs, (v) certain severance detailed below, and (vi) covenants not to compete or solicit employees for eighteen months following termination or disclose proprietary information.

The provisions regarding Mr. Osborne’s termination of employment are generally the same as those of Mr. Madlock.

Steven M. Korwin

Effective December 8, 2008, the Company entered into an employment agreement with Steven M. Korwin. Mr. Korwin’s agreement was amended effective August 22, 2012. The agreement currently provides for: (i) at-will employment, (ii) a current annual base salary of $198,000 subject to annual review by the Chief Executive Officer, (iii) an annual automobile allowance of $9,600, (iv) eligibility for a performance bonus of 40% of Mr. Korwin’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (v) participation in the Company’s relocation benefits package, (vi) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs, (vii) certain severance detailed below, and (viii) covenants not to compete or solicit employees for eighteen months following termination or disclose proprietary information. The annual automobile allowance terminated on September 1, 2012.

The provisions regarding Mr. Korwin’s termination of employment are generally the same as those of Mr. Madlock.

Table - Potential Payments upon Termination or Change in Control

The following is a table showing estimated payments and benefits to the Named Executive Officers upon termination or change in control, assuming the event triggering payment occurred on June 30, 2013. Other than as set forth below, all contracts, agreements, plans or arrangements are non-discriminatory in scope, term and operation and are generally available to all salaried employees (including without limitation payments upon death, disability and retirement).

Named Executive Officer	Termination	Change in Control
Cary B. Wood	(2)
Salary	$697,500
Bonus	$396,684
Value Realized Upon Vesting of Equity-Based Awards (1)		$2,207,892
COBRA Premium	$29,797
Total	$1,123,981	$2,207,892
Mark Schlei	(3)
Salary	$202,500	$270,000
Value Realized Upon Vesting of Equity-Based Awards (1)		$258,600
Outplacement Services	$25,000
Total	$227,500	$528,600
Gordon B. Madlock	(3)
Salary	$183,596	$244,795
Bonus
Value Realized Upon Vesting of Equity-Based Awards (1)		$470,566
Outplacement Services	$25,000
COBRA Premium	$14,733	$19,643
Total	$223,329	$735,004
Michael W. Osborne	(3)
Salary	$175,500	$234,000
Bonus
Value Realized Upon Vesting of Equity-Based Awards (1)		$342,559
Outplacement Services	$25,000
COBRA Premium	$14,898	$19,865
Total	$215,398	$596,424
Steven M. Korwin	(3)
Salary	$161,640	$215,520
Bonus
Value Realized Upon Vesting of Equity-Based Awards (1)		$342,559
Outplacement Services	$25,000
COBRA Premium	$14,898	$19,865
Total	$201,538	$577,944

(1)

The restricted stock awards awarded to date under the 2010 LTIP, including the awards to the Named Executive Officers in fiscal years 2010, 2012 and 2013, provide that the awards automatically become fully vested upon a Change in Control. Under the 2010 LTIP, upon termination of employment (as determined under criteria established by the Compensation Committee, including upon death or disability) or upon a Change in Control, the Compensation Committee may in its discretion waive any remaining restrictions applicable to any of the restricted stock issued to the Named Executive Officers. Under the 2010 LTIP, “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the company possessing thirty percent or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Under the 2001 SIP, restricted stock and stock options awarded vest and cease to be restricted in connection with a Change in Control (as defined under the 2001 SIP, see below), unless provisions are made in connection with the Change in Control for the continuance of the 2001 SIP and the assumption of or the substitution for the award covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. “Change in Control” under the 2001 SIP means the first to occur of any one of the following events: (i) any “person,” as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or a subsidiary, or a trustee of an employee benefit plan sponsored solely by the Company or a subsidiary is or becomes, other than by purchase from the Company, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of shares of common stock or other securities of the Company representing twenty percent or more of the combined voting power of the Company’s then outstanding voting securities, excluding any such beneficial holders as of the effective date of the 2001 SIP, (ii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless each new director was nominated or elected by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (iii) any other event or series of events which, notwithstanding any provision of the 2001 SIP, is determined by the Board of Directors to constitute a Change in Control of the Company for purposes of the 2001 SIP.

The amounts reflect acceleration of vesting of all restricted stock awards of the Named Executive Officers under the 2001 SIP and the 2010 LTIP upon a Change in Control. The values are based on the closing market price of the Company’s common stock as of June 30, 2013, being $17.24 per share.

(2)

The potential payments to Mr. Wood are payable upon termination by the Company without Cause or upon resignation by Mr. Wood for Good Reason, as such terms are defined above under the description of Mr. Wood’s employment agreement on page 40. The amount includes: (i) monthly salary payable for eighteen months after termination; (ii) a pro rata performance bonus at target (which is payable only if Mr. Wood is terminated or resigns prior to the last day of the annual performance period and at least six month after the first day of such annual performance period); and (iii) payment of COBRA premiums for up to eighteen months.

(3)

The potential payment to Messrs. Schlei, Madlock, Osborne and Korwin are only payable if the Company terminates employment for any reason other than “just cause” (as such term is defined above under the respective description of their employment agreements at pages 41-43), death or disability. The amount includes nine months’ salary payable over nine months as part of the Company standard payroll (twelve months for a Change in Control), nine months of COBRA premiums (twelve months for a Change in Control), and up to $25,000 for outplacement services.

Target Stock Ownership for Management

In fiscal year 2010, the Board of Directors approved target unrestricted common stock ownership guidelines for management, including Named Executive Officers, of 250% of base salary in excess of $100,000, to be attained within five years. The stock ownership guidelines for our Named Executive Officers and their actual ownership levels as of June 30, 2013 are set forth in the graph below:

Monitoring Risks Related to Compensation Policies and Practices

Our Compensation Committee and our Board believes that our compensation programs are appropriately designed to attract and retain talent and properly incentivize our employees. We have compared our compensation policies and programs to those of other similar companies in making our determination. Our Compensation Committee and Board are aware that if the programs are not carefully designed, the programs could incentivize executives to take imprudent business risks. Although our programs are generally based on pay-for-performance and provide incentive-based compensation, our programs also include mitigation factors to help ensure that our employees and executives are not incentivized to take risks that could adversely affect our business. We believe that the following features of our compensation program help to mitigate risks:

•	Oversight by the Compensation Committee and the Board and frequent reporting on compensation matters by management to the Compensation Committee and the Board;

•

A large portion of each employee’s compensation is base salary, so we do not believe our employees are dependent on achieving high incentive compensation to satisfy their basic financial needs (see page 34 under “Allocation of Compensation Components” for the percentages that each element of compensation bears to total compensation);

•	Careful consideration of plan targets and final payout amounts with targets focusing on reportable financial metrics;

•	Significant ownership goals by key executives in our common stock;

•

Inclusion of both short-term (such as incentive pay based upon the profitability and financial health of the Company) and long-term goals (such as using restricted stock and vesting over time based upon achieving specific performance goals);

•	Providing for a mixture of both cash and equity-based compensation;

•	The short-term incentive opportunities under the STIP are capped at two times the applicable target;

•

The measures for both the short-term and long-term incentive plans are aligned with achievable operating and strategic plans for the Company, and the payouts at threshold, target and maximum are at reasonable levels such that management is not incentivized to achieve short-term goals that are adverse to the long-term well-being of the Company;

•

The long-term incentive opportunities under the Company’s LTIP are based upon achieving specific measurable performance goals over time (i.e., the participants do not receive the benefit of the awards simply by virtue of employment with the Company);

•	We have adopted a clawback policy in accordance with applicable laws and regulations (see a description under “Clawback Policy,” on page 35).

After review of our various compensation policies and programs, the Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

General

For the period July 1, 2012 through October 23, 2012, total compensation payable to the independent directors other than the Chairman was as follows: an annual retainer of $35,000, consisting of $17,500 in cash payable quarterly and $17,500 in an annual stock grant. During this period, Mr. Swartwout’s compensation as Chairman consisted of $65,000, being $43,500 in cash payable in quarterly installments and $21,500 in an annual stock granted.

In fiscal year 2012, the Company changed the director compensation period from the fiscal year to the period between annual stockholder meetings. In addition, the Nominating & Corporate Governance Committee recommended and, on August 22, 2012, the Board approved, increased director compensation effective October 24, 2012, as follows: (i) to the independent directors other than the Chairman, $45,000, being $17,500 in cash payable quarterly and $27,500 as an annual stock grant; (ii) to the Chairman, $80,000, being $43,500 in cash payable quarterly and $36,500 as an annual stock grant.

In addition, directors serving on Board committees will be paid $900 for each regularly scheduled committee meeting, other than the Audit Committee, for which each member will be paid $1,100 for each regularly scheduled meeting. The higher Audit Committee fees reflect the additional time the committee spends on Company matters. An annual retainer in the amount of $10,000, $6,000 and $6,000 will be paid in quarterly installments to the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

The Nominating & Corporate Governance Committee recommended and, on August 21, 2013, the Board approved, an increase in director compensation effective November 14, 2013, as follows: (i) to the independent directors other than the Chairman, $70,000, being $30,000 in cash payable quarterly and $40,000 as an annual stock grant; (ii) to the Chairman, $130,000, being $65,000 in cash payable quarterly and $65,000 as an annual stock grant. The increases in director compensation were based on the Committee’s review of data published by the National Association of Corporate Directors regarding director compensation.

The number of shares of stock granted pursuant to the annual stock grant to independent directors is determined based on fair market value two (2) days after the later of: (i) the date of the annual shareholder meeting and (ii) the date of the earnings release for the first quarter. The annual stock grants for fiscal year 2013 were granted under the 2010 LTIP and are described in the “Director Compensation” table below.

Target Stock Ownership for Directors

In addition to the compensation described above, under guidelines approved by the Board, the directors are required to achieve a Company common stock ownership target, within five years, of a market value of three times the annual board retainer (consisting of cash and the value of stock grants). The target ownership includes shares paid as a portion of the Board retainer. All of our directors have achieved the target (other than Mr. Kummeth, who was elected to the Board during fiscal year 2012).

Director Compensation Table

Members of the Board of Directors of the Company who are not Named Executive Officers received the following compensation during the fiscal year ended June 30, 2013. Mr. Cary B. Wood, the President and Chief Executive Officer of the Company, did not receive compensation in fiscal year 2013 in his capacity as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Grants ($) (7)	Total ($)
James D. Fast (1)	36,100	27,504	63,604
Joseph J. Hartnett (2)	27,952	27,504	55,456
Charles R. Kummeth (3)	24,900	27,504	52,404
David P. Molfenter (4)	35,200	27,504	62,704
Douglas R. Schrank (5)	33,448	27,504	60,952
James R. Swartwout (6)	49,000	36,503	85,503
Total	206,600	174,023	380,623

(1)

Mr. Fast received 2,106 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Fast as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 9,988. Mr. Fast holds an option to purchase 5,513 shares, which represents the aggregate number of option awards held by him at fiscal 2013 year end.

(2)

Mr. Hartnett received 2,106 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Hartnett as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 9,988.

(3)

Mr. Kummeth received 2,106 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Kummeth as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 4,406.

(4)

Mr. Molfenter received 2,106 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Molfenter as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 11,791. Mr. Molfenter holds an option to purchase 5,513 shares, which represents the aggregate number of option awards held by him at fiscal 2013 year end

(5)

Mr. Schrank received 2,106 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Schrank as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 9,988.

(6)

Mr. Swartwout is the Chairman of the Board of Directors. Mr. Swartwout received 2,795 shares of common stock of the Company in fiscal year 2013 as compensation for his services as a director. The cumulative number of shares of common stock issued to Mr. Swartwout as compensation in fiscal year 2013 and all prior fiscal years and outstanding as of 2013 fiscal year end is 11,189.

(7)	The amounts shown are the aggregate grant date fair value computed in accordance with ASC Topic 718. The stock awards were granted under the 2010 LTIP.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2013 with management and with the Company’s independent registered public accountants, BDO USA. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has discussed with BDO USA the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit. The Audit Committee has received the written disclosures from BDO USA required by Rule 3526 of the Public Company Accounting Oversight Board (Independence Discussion with Audit Committees), including the letter from BDO USA required by the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee, discussed with BDO USA their independence, and considered the compatibility of non-audit services provided by BDO USA with their independence.

Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2013 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

Douglas R. Schrank, Chairman

Joseph J. Hartnett

James R. Swartwout

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Related Persons

During fiscal year 2013, the Company was not a participant in any transaction in which any related person had or will have a direct or indirect material interest (nor is the Company a participant in any such transaction that is currently proposed).

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and the directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Any review of such relationships and transactions is conducted in accordance with the Company’s Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the Charter of the Nominating and Corporate Governance Committee, as applicable.

SHAREHOLDER PROPOSALS – 2014 MEETING

Shareholder nominations of persons for election to the Board of Directors and any other shareholder proposal to be included in the Proxy Statement and the Proxy for the 2014 Annual Meeting of Shareholders of the Company must be received by the Company not later than May 23, 2014, at its principal executive offices, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213, Attention: Corporate Secretary. Shareholder proposals to be presented at the 2014 Annual Meeting that will not be included in the Company’s Proxy Statement because they were not received prior to the above date must be received by the Company at this address no later than July 16, 2014. The Company will not consider shareholder proposals for the 2014 Meeting that are received prior to February 27, 2014 and that are not otherwise in compliance with the requirements of Article I, Section 10 of the Code of Regulations or, as applicable, Rule 14a-8 under the Exchange Act.

By Order of the Board of Directors

/s/ Cary B. Wood

Cary B. Wood
October 14, 2013	President and Chief Executive Officer

FBG-9-13-13 Sparton Corporation Proxy Annual Meeting of Shareholders on November 13, 2013, 10:00 am CST 475 North Martingale Road | Suite 260 Schaumburg, IL 60173-2213

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:	SHARES:

NUMBER OF PERSONS ATTENDING

You may vote by:	If choosing one of these options, sign & date card below.

SPARTON CORPORATION REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPARTON CORPORATION

Cary Wood, Mark Schlei and Martin Reilly, and each of them, are hereby appointed proxies of the undersigned with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of SPARTON CORPORATION on Wednesday, November 13, 2013, at 10:00 a.m., CST, or any adjournments thereof, and to vote thereat as designated on this Proxy, all shares of said Corporation which the undersigned would be entitled to vote if personally present.

The Board of Directors recommends a vote “FOR” the election of all the nominees listed in Item 1, and “FOR” Items 2 and 3:

1. To elect seven directors each for a term of one year as set forth in the Proxy Statement.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 James D. Fast	☐	☐	☐	05 Douglas R. Schrank	☐	☐	☐
02 Joseph J. Hartnett	☐	☐	☐	06 James R. Swartwout	☐	☐	☐
03 Charles R. Kummeth	☐	☐	☐	07 Cary B. Wood	☐	☐	☐
04 David P. Molfenter	☐	☐	☐

2.	Ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Corporation for the fiscal year ending June 30,
2014 by advisory vote.

☐	FOR ☐ AGAINST ☐ ABSTAIN

3. To approve the Named Executive Officer compensation by an advisory vote.

☐	FOR ☐ AGAINST ☐ ABSTAIN

To transact such other business as may properly come before the meeting or at any adjournments thereof. Only holders of common stock of record at the close of business on October 7, 2013 are entitled to notice of and to vote at the meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and as described in the Proxy Statement. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2014, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2014, “FOR” THE APPROVAL OF NAMED EXECUTED OFFICER COMPENSATION BY ADVISORY VOTE, AND ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

FBG-9-13-13 Sparton Corporation Proxy Annual Meeting of Shareholders on November 13, 2013, 10:00 am CST 475 North Martingale Road | Suite 260 Schaumburg, IL 60173-2213

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:	SHARES:

NUMBER OF PERSONS ATTENDING

You may vote by:	If choosing one of these options, sign & date card below.

SPARTON CORPORATION REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPARTON CORPORATION

Cary Wood, Mark Schlei and Martin Reilly, and each of them, are hereby appointed proxies of the undersigned with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of SPARTON CORPORATION on Wednesday, November 13, 2013, at 10:00 a.m., CST, or any adjournments thereof, and to vote thereat as designated on this Proxy, all shares of said Corporation which the undersigned would be entitled to vote if personally present.

The Board of Directors recommends a vote “FOR” the election of all the nominees listed in Item 1, and “FOR” Items 2 and 3:

1. To elect seven directors each for a term of one year as set forth in the Proxy Statement.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 James D. Fast	☐	☐	☐	05 Douglas R. Schrank	☐	☐	☐
02 Joseph J. Hartnett	☐	☐	☐	06 James R. Swartwout	☐	☐	☐
03 Charles R. Kummeth	☐	☐	☐	07 Cary B. Wood	☐	☐	☐
04 David P. Molfenter	☐	☐	☐

2.	Ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Corporation for the fiscal year ending June 30,
2014 by advisory vote.

☐	FOR ☐ AGAINST ☐ ABSTAIN

3. To approve the Named Executive Officer compensation by an advisory vote.

☐	FOR ☐ AGAINST ☐ ABSTAIN

To transact such other business as may properly come before the meeting or at any adjournments thereof. Only holders of common stock of record at the close of business on October 7, 2013 are entitled to notice of and to vote at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and as described in the Proxy Statement. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2014, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 2014, “FOR” THE APPROVAL OF NAMED EXECUTED OFFICER COMPENSATION BY ADVISORY VOTE, AND ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.